UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DREAMWORKS ANIMATION SKG, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 26, 2015

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation” or the “Company”), will be held on Tuesday, May 26, 2015 at 11:00 a.m., local time, at the Loew’s Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 for the following purposes:

1.	To elect seven directors, all of such directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as DreamWorks Animation’s independent registered public accounting firm for the year ending December 31, 2015.

3.	To conduct an advisory vote to approve named executive officer compensation.

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of DreamWorks Animation’s common stock at the close of business on April 1, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, Campanile Building, 1000 Flower Street, Glendale, California 91201.

All stockholders are cordially invited to attend the Annual Meeting in person. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

DreamWorks Animation’s Proxy Statement is attached hereto. Financial and other information concerning DreamWorks Animation is contained in its Annual Report to Stockholders for the year ended December 31, 2014.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy as soon as possible. You may vote by proxy or the Internet or by telephone or, if you received the proxy materials by mail, you may also vote by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend in person.

By Order of the Board of Directors,

Andrew Chang

General Counsel and Corporate Secretary

Glendale, California

April 15, 2015

DREAMWORKS ANIMATION SKG, INC.

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

DreamWorks Animation SKG, Inc., a Delaware corporation (“DreamWorks Animation” or the “Company”), is providing these proxy materials in connection with the solicitation by its board of directors (the “Board of Directors” or the “Board”) of proxies to be voted at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 26, 2015 at 11:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Loew’s Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028. DreamWorks Animation’s headquarters is located at 1000 Flower Street, Glendale, California 91201 and the telephone number at that location is (818) 695-5000.

This Proxy Statement and the enclosed proxy card, together with DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2014, are being mailed to stockholders beginning on or about April 16, 2015. References in this Proxy Statement to the “Company,” “we,” “us” and “our” refer to DreamWorks Animation.

Stockholders are cordially invited to attend DreamWorks Animation’s Annual Meeting. An admission ticket as well as a form of personal identification are needed to enter the Annual Meeting. Stockholders whose shares are held in street name (the name of a bank, broker or other nominee) should bring with them a legal proxy or recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

DreamWorks Animation will offer a live audio webcast of the Annual Meeting. Stockholders choosing to listen to the audio webcast may do so by accessing the link on www.DreamWorksAnimation.com/webcast on the morning of the meeting and completing a short registration process. Stockholders listening to the audio webcast will not be able to submit questions or otherwise participate in the Annual Meeting. A webcast replay of the meeting will be available until July 31, 2015 (or such later date that the Company makes the replay available).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Tuesday, May 26, 2015

This proxy statement and our 2014 Annual Report to Stockholders are available at www.envisionreports.com/dwa.

Record Date; Stockholders Entitled to Vote

Only holders of record of DreamWorks Animation’s Class A common stock, par value $0.01 per share (the “Class A Stock”), and Class B common stock, par value $0.01 per share (the “Class B Stock” and, together with the Class A Stock, the “Common Stock”), at the close of business on April 1, 2015 are entitled to notice of and to vote at the Annual Meeting. Each share of Class A Stock entitles the holder to one vote and each share of Class B Stock entitles the holder to 15 votes, in each case with respect to each matter presented to stockholders on which the holders of Common Stock are entitled to vote. The holders of Class A Stock and Class B Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided in DreamWorks Animation’s restated certificate of incorporation or required by law, all matters to be voted on by DreamWorks Animation’s stockholders must be approved by a majority, or in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class.

As of April 1, 2015, there were approximately 77,895,892 shares (having a total of 77,895,892 votes) of Class A Stock and 7,838,731 shares (having a total of 117,580,965 votes), of Class B Stock outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of DreamWorks Animation’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

The Board’s Recommendations

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as unanimously recommended by the Board of Directors:

•	FOR the election of each of the director nominees;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

•	FOR the approval, on an advisory basis, of named executive officer compensation as disclosed in these proxy materials.

Proxies; Revocation of Proxies

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy and acting thereunder will vote on those matters in their discretion. DreamWorks Animation does not currently anticipate that any other matters will be raised at the Annual Meeting.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by delivering to DreamWorks Animation’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by all shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present at the Annual Meeting or have properly submitted a proxy card.

With respect to Proposal Number 1 (the election of directors), stockholders may vote in favor of or withhold their votes for each nominee. While stockholders cannot choose to “abstain” when voting on this proposal, a withhold vote for a nominee is the equivalent of abstaining. The seven nominees receiving the greatest number of votes cast for the election of directors by shares of Class A and Class B Stock, voting together as a single class, entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. With respect to Proposal Numbers 2 and 3, stockholders may vote in favor of or against the proposal, or abstain from voting.

Abstentions will be treated as the equivalent of a vote against the proposal for the purpose of determining whether a proposal has been adopted or approved on an advisory basis, as applicable. The affirmative vote of the majority of votes cast by holders of Class A and Class B Stock, voting together as a single class, is required for the adoption of Proposal Number 2 and advisory approval of Proposal Number 3. Although our Board of Directors intends to carefully consider the stockholder votes on Proposal Number 3, those votes will not be binding on the Board of Directors and are advisory in nature.

If your shares are held in “street name” (the name of a bank, broker or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal Number 2 in this Proxy Statement (ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants) will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposal Numbers 1 and 3 will not be considered routine and therefore brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on Proposal Numbers 1 and 3 and will have the same effect as an abstention.

Solicitation of Proxies

The expense of preparing, printing and mailing the Proxy Statement and the proxies solicited hereby will be borne by DreamWorks Animation. DreamWorks Animation may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of DreamWorks Animation’s directors, officers and regular employees, without additional compensation, personally or by telephone, letter or facsimile.

Proxies and ballots will be received and tabulated by Computershare, DreamWorks Animation’s inspector of elections for the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Proposals Pursuant to Rule 14a-8.    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2016 Proxy Statement, your proposal must be received by us no later than December 17, 2015, and must otherwise comply with Rule 14a-8. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.    Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2016 Annual Meeting of Stockholders, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 27, 2016, and no later than February 26, 2016. The Company’s management may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2016 Annual Meeting of Stockholders if such proposal is not received by the Company within such time period.

Our Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the

Exchange Act; and (2) such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish additional information as we may reasonably require in order to determine such person’s eligibility to serve as a director, including appropriate biographical information to permit the Board of Directors to determine whether such nominee meets the qualification and independence standards adopted by the Board of Directors. Any candidates recommended by stockholders for nomination by the Board of Directors will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

Our Bylaws provide that a stockholder’s notice of a proposed business item must include: (1) a brief description of the business desired to be brought before the meeting; (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendments); (3) the reasons for conducting such business at the meeting; and (4) any material interest of the stockholder making the proposal in such business.

In addition, our Bylaws provide that a stockholder giving notice of a nomination or a proposed business item must include the following information in the notice: (1) the name and address of the stockholder; (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business item; and (4) a representation whether the stockholder intends to solicit proxies from stockholders in support of such nomination or proposed business item.

You may write to our Secretary at our principal executive offices, 1000 Flower Street, Glendale, California 91201, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Electronic Access

In addition to the website address listed in the section entitled “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Tuesday, May 26, 2015,” this Proxy Statement and DreamWorks Animation’s 2014 Annual Report may be viewed online at www.DreamWorksAnimation.com. Stockholders of record may elect to receive future annual reports and Proxy Statements electronically by following the instructions provided in the enclosed proxy if such stockholder is voting by Internet. Such stockholders’ choice will remain in effect until they notify DreamWorks Animation by mail that they wish to resume mail delivery of these documents. Stockholders holding their Common Stock through a bank, broker or another holder of record should refer to the information provided by that entity for instructions on how to elect this option.

PROPOSAL NO. 1

ELECTION OF SEVEN DIRECTORS

Nominees

DreamWorks Animation’s restated certificate of incorporation currently authorizes a range of three to 15 directors, currently set at 12, to serve on the Board of Directors. At the Annual Meeting, seven persons will be elected as members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. The Nominating and Governance Committee has nominated, and the Board of Directors has designated, the seven persons listed below for election at the Annual Meeting. Although the maximum number of directors is currently set at 12, the Board of Directors believes that the current number of seven directors allows for easier coordination while still allowing the Company to benefit from the various directors’ different expertise and experience. Stockholders will not be able to vote for a greater number of nominees at the Annual Meeting than seven nominees.

In the event that any nominee of DreamWorks Animation is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The name and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of DreamWorks Animation. Ages are as of April 1, 2015.

Name	Age	Position
Jeffrey Katzenberg	64	Chief Executive Officer and Director
Mellody Hobson	45	Chairman of the Board of Directors
Harry “Skip” Brittenham	73	Director
Thomas E. Freston	69	Director
Michael Montgomery	60	Director
Lucian Grainge	55	Director
Jason Kilar	43	Director

Jeffrey Katzenberg—Chief Executive Officer and Director.    Mr. Katzenberg has served as our Chief Executive Officer and member of our Board of Directors since October 2004. DreamWorks Animation is the largest animation studio in the world and has released a total of 31 animated feature films, which have enjoyed a number of critical and commercial theatrical successes. These include the franchise properties Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. Mr. Katzenberg co-founded and was a principal member of DreamWorks LLC (“Old DreamWorks Studios”) from its founding in October 1994 until its sale to Paramount in January 2006. Prior to founding Old DreamWorks Studios, Mr. Katzenberg served as chairman of The Walt Disney Studios from 1984 to 1994. As chairman, he was responsible for the worldwide production, marketing and distribution of all Disney filmed entertainment, including motion pictures, television, cable, syndication, home entertainment and interactive entertainment. During his tenure, the studio produced a number of live-action and animated box office hits, including Who Framed Roger Rabbit, The Little Mermaid, Beauty and the Beast, Aladdin and The Lion King. Prior to joining Disney, Mr. Katzenberg was president of Paramount Studios. In addition to serving as Chairman of the Board of The Motion Picture & Television Fund Foundation, he also serves on the boards or as a trustee of the following organizations: AIDS Project Los Angeles, American Museum of the Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts, Geffen Playhouse, Michael J. Fox Foundation for Parkinson’s Research, University of Southern California School of Cinematic Arts and The Simon Wiesenthal Center. He previously served as a director of Zynga Inc. from April 2011 until June 2014. With over 30 years of experience in the entertainment industry, Mr. Katzenberg brings an unparalleled level of expertise and knowledge of the Company’s core business to the Board. Among the many accomplishments of his lengthy career, he has been responsible for the production of many of the most successful animated films of all time.

Mellody Hobson—Chairman of the Board of Directors.    Ms. Hobson became Chairman of the Board in October 2012 and has served as a director since October 2004. Ms. Hobson has served as the president of Ariel Investments, LLC, a Chicago-based investment management firm, since 2004. She also has served as president and a director of its sole managing member, Ariel Capital Management Holdings, Inc. since 2000. She is also the president of Ariel Investment Trust, an open-end management investment company, and has served as a trustee since 1993 and as chairman of the board of trustees since 2006. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a graduate of Princeton University where she received a Bachelor of Arts from the Woodrow Wilson School of International Relations and Public Policy. Ms. Hobson works with a variety of civil and professional institutions, including serving as Chairman of After School Matters and as a board member of the George Lucas Foundation, the Lucas Cultural Arts Museum, the Chicago Public Education Fund, the Sundance Institute (as emeritus trustee) and is on the executive committee of the Investment Company Institute’s board of governors. She has also served as a director of Estee Lauder and Starbucks since 2004 and 2005, respectively, and previously served on the board of directors of Groupon from June 2011 to May 2014. Ms. Hobson possesses valuable knowledge of corporate governance and similar issues from her service on several public companies’ boards of directors. She also has significant operational and financial expertise as the president of a large investment company.

Harry “Skip” Brittenham—Director.    Mr. Brittenham has served as a member of the Board of Directors since May 2008. He is a senior partner with the entertainment law firm of Ziffren, Brittenham LLP, which was founded in 1978. Mr. Brittenham currently serves on the board of directors of Conservation International. Mr. Brittenham received a B.S. from the United States Air Force Academy and a J.D. from the University of California, Los Angeles. Mr. Brittenham possesses unique insight and expertise regarding the entertainment industry gained from his over 30 years of experience representing many of the entertainment industry’s leading talent.

Thomas E. Freston—Director.    Mr. Freston has served as a member of the Board of Directors since September 2007. Since December 2006, Mr. Freston has been a principal with firefly3, a consulting and investment company. Mr. Freston served as the President and Chief Executive Officer of Viacom Inc. from January 1, 2006 until his resignation in September 2006. At Viacom, he oversaw Viacom’s cable network properties (which include MTV, Nickelodeon, BET, Comedy Central and many other networks), Paramount Pictures and Famous Music (publishing). He also served on the Board of Viacom from September 2005 until September 2006. Previously, he was Co-President and Co-Chief Operating Officer of Viacom’s predecessor entity since June 2004. Prior to that, Mr. Freston served as Chairman and Chief Executive Officer of MTV Networks since 1987. Mr. Freston joined MTV Networks in 1980 and was one of the founding members of the team that launched MTV: Music Television. Among other things, he created MTV’s classic “I want my MTV” ad campaign. Mr. Freston is an honorary trustee of the American Museum of Natural History. Mr. Freston possesses significant knowledge regarding the entertainment industry as a result of more than 30 years of experience with several media and entertainment companies. His experience includes broad operational responsibilities as the president of a large, diversified media and entertainment business.

Michael J. Montgomery—Director.    Mr. Montgomery has served as a director since July 2006. Mr. Montgomery invests in and advises early stage companies, primarily in digital media. He also is a lecturer at the UCLA Anderson School of Business. Through June 2013, he served as president of Montgomery & Co., a media and entertainment investment banking firm, and was head of the firm’s investment banking practice. Prior to joining the predecessor company to Montgomery & Co. in 1999, Mr. Montgomery was the chief executive officer at Sega GameWorks, a joint venture between Sega, Universal Studios and DreamWorks Studios. Before that, Mr. Montgomery was a senior executive at DreamWorks Studios from 1995 until 1999. Before joining DreamWorks Studios, Mr. Montgomery spent approximately eight years with The Walt Disney Company and its affiliates, where he held a number of senior positions including managing director and chief financial officer of EuroDisney and treasurer of Walt Disney Company. Mr. Montgomery is currently a director of Synacor, Inc. and serves as the chairman of its audit committee. Mr. Montgomery received his M.B.A. from the Amos Tuck School at Dartmouth College, where he also received a B.A. degree as Rufus Choate Scholar with magna cum laude honors. In his position overseeing Montgomery & Co., among other things, Mr. Montgomery has also gained unique experience and valuable insight regarding the Internet and other emerging media businesses. Mr. Montgomery also has prior operational experience with a large media and entertainment business.

Lucian Grainge—Director.    Mr. Grainge has served as a member of the Board of Directors since May 2013. Mr. Grainge is currently the Chairman and Chief Executive Officer of Universal Music Group, a music company that is comprised of recorded music and music publishing businesses, positions he has held since March 2011 and January 2011, respectively. Prior to that, Mr. Grainge held positions of increasing responsibility within the Universal Music Group organization, including serving as the Chairman and Chief Executive Officer of Universal Music UK from 2001 until 2005 and as the Chairman and Chief Executive Officer of Universal Music Group International from 2005 until February 2010. Mr. Grainge previously served as a member of the Board of Directors of Activision Blizzard, Inc. (until October 2013). In 2012, Mr. Grainge was appointed a UK Business Ambassador with a special remit from British Prime Minister David Cameron on global media and entertainment. In 2011, Mr. Grainge was named a Trustee of the American Friends of the Royal Foundation of the Duke and Duchess of Cambridge and Prince Harry. Mr. Grainge serves on the Board of Trustees of Northeastern University. As a result of more than 25 years of experience in the music and entertainment businesses, Mr. Grainge brings extensive knowledge of the entertainment industry to the Board. Mr. Grainge is also able to provide the perspective of an active chief executive officer of a large entertainment company with worldwide operations.

Jason Kilar—Director.    Mr. Kilar has served as a member of the Board of Directors since May 2013. Mr. Kilar is the Chief Executive Officer and founder of Vessel, a next-generation online video service. Prior to creating and developing Vessel, Mr. Kilar served as the founding Chief Executive Officer of Hulu, an online television service from 2007 until April 2013. From 1997 until 2006, Mr. Kilar served in a variety of key leadership positions with Amazon.com, including as Senior Vice President of Worldwide Application Software and, prior to that, Vice President and General Manager of Amazon.com’s domestic books, music and video businesses. Mr. Kilar graduated from Harvard Business School and The University of North Carolina at Chapel Hill. Mr. Kilar has extensive experience in building and operating online television and video services. As a result, he provides valuable insight and counsel for the Company’s efforts to exploit its content in new media forms. He also possesses practical operational experience as a result of his positions at Vessel, Hulu and Amazon.com.

Required Vote

The seven nominees receiving the highest number of affirmative votes cast at the Annual Meeting by holders of Class A and Class B Stock entitled to vote on the election of directors, voting together as a single class, shall be elected as directors.

Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of the nominees listed above.

Director Independence

The Board of Directors has adopted Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board of Directors must determine that the director has no material relationship with DreamWorks Animation other than as a director. In each case, the Board of Directors broadly considers all relevant facts and circumstances and applies the following standards. In addition, the Board of Directors applies the independence standards set by the NASDAQ, which are included in the standards set forth below.

A director will not be considered “independent” if, within the preceding three years:

•	The director was or is an employee, or an immediate family member of the director was or is an executive officer, of DreamWorks Animation; or

•

The director, or an immediate family member of the director, received more than $120,000 per year in direct compensation from DreamWorks Animation, other than director fees and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with DreamWorks Animation); except that compensation received by an immediate family member of the director for services as a non-executive employee of DreamWorks Animation need not be considered in determining independence under this test; or

•

The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of DreamWorks Animation; or

•

The director, or an immediate family member of the director, was or is employed as an executive officer of another company where any of DreamWorks Animation’s present executives at the same time serves or served on that company’s compensation committee; or

•

The director is employed by another company, or an immediate family member of the director is a current executive officer of any such company, that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000 or 5% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between DreamWorks Animation and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.

The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:

•

Commercial Relationship: If a director of DreamWorks Animation is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, DreamWorks Animation for property or services in an amount which, in any single fiscal year, does not exceed the greater of $200,000 or 5% of such other company’s consolidated gross revenues; or

•

Indebtedness Relationship: If a director of DreamWorks Animation is an executive officer of another company that is indebted to DreamWorks Animation, or to which DreamWorks Animation is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the consolidated assets of the company where the director serves as an executive officer; or

•

Equity Relationship: If a director is an executive officer of another company in which DreamWorks Animation owns a common stock interest and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•

Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable organization and DreamWorks Animation’s contributions to the organization in any single fiscal year are less than the greater of $200,000 or 5% of that organization’s gross revenues.

For relationships not covered above as to which the Board of Directors believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, is made by the directors who satisfy the independence tests set forth above.

For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board of Directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

The Board of Directors has determined that each of Harry Brittenham, Thomas Freston, Lucian Grainge, Mellody Hobson, Jason Kilar and Michael Montgomery is an independent director. Each of these directors meets the independence requirements adopted by the Board of Directors as set forth above and has no other material relationships with DreamWorks Animation that the Board of Directors, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

In making its determination that Mr. Grainge qualifies as an independent director, the Board of Directors noted that the Company and Universal Music Group (“UMG”), of which Mr. Grainge is the chief executive officer, from time to time make payments to each other in connection with the licensing of music that is owned by the other company (or for which the other company serves as the music publisher). In addition, the Board of Directors noted that UMG has served as the music publisher for the Company’s Classic Media business (which the Company acquired in August 2012) and began serving as the music publisher for all of the Company’s business in 2014. Finally, UMG and one of the Company’s subsidiaries, Awesomeness TV, have formed two music-related joint ventures. However, given that the payments that each company made to the other company represented a small amount of the receiving company’s revenues in 2014, the Board of Directors concluded that these relationships did not affect Mr. Grainge’s status as an independent director.

In making its determination that Mr. Kilar qualifies as an independent director, the Board of Directors noted that the Company has previously received payments from Hulu, for which Mr. Kilar served as the chief executive officer until April 2012, for the licensing of certain of the Company’s television properties. However, given that Mr. Kilar is no longer an employee of Hulu and that the Company received immaterial revenue from Hulu in 2014, the Board of Directors concluded that this relationship did not affect Mr. Kilar’s status as an independent director.

In making its determination that Mr. Brittenham qualifies as an independent director, the Board of Directors noted that Ziffren Brittenham, a law firm of which Mr. Brittenham is a senior partner, previously owned less than 5% of the equity of ATV prior to its acquisition by the Company and, pursuant to the terms of the acquisition agreement for ATV (as amended from time to time, the “ATV Agreement”), received its pro rata share of contingent consideration paid under the terms of the ATV Agreement. However, given the small ownership stake of Mr. Brittenham’s law firm in ATV prior to the acquisition and the fact that his law firm received acquisition proceeds solely on a pro rata basis in respect of its prior ownership of ATV equity and not tied in any way to Mr. Brittenham’s continued service to the Company or actions he might take as a director of the Company, the Board of Directors concluded that this relationship does not affect Mr. Brittenham’s status as an independent director. The Board of Directors also noted Mr. Brittenham’s law firm often represents entertainment industry clients who appear in the Company’s films and other properties. However, given that the amounts received by

Mr. Brittenham’s firm for representing such clients represented a small amount of his firm’s revenues, the Board of Directors concluded that this relationship does not affect his status as an independent director.

Meetings and Committees

During 2014, the Board of Directors held a total of nine meetings (including regularly scheduled and special meetings). DreamWorks Animation’s Bylaws provide that, unless otherwise determined by the Board of Directors, no director is eligible for re-election unless he or she has attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member that are held during such director’s then-current term. Based upon attendance as of the date of this Proxy Statement, the Company currently expects that every incumbent director will have attended at least 75% of the total number of meetings of the Board of Directors and any committees of which he or she is a member during the term that began on June 11, 2014. During the calendar year 2014, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Board of Directors has approved a charter for each of these committees. Copies of the charters for each committee and DreamWorks Animation’s Corporate Governance Guidelines and Director Independence Standards can be found on DreamWorks Animation’s website at http://www.DreamWorksAnimation.com. These materials are also available in print to any stockholder upon request made in writing to DreamWorks Animation, 1000 Flower Street, Glendale, CA 91201, Attention: Corporate Secretary.

DreamWorks Animation’s Corporate Governance Guidelines provide that independent directors will regularly meet without the Chief Executive Officer. The Company’s independent directors meet regularly in executive sessions without Mr. Katzenberg. These meetings are usually led by the Chairman of the Board. The chairs of the Audit and Compensation Committees may chair executive sessions of the independent directors at which the principal items to be considered are within the scope of the committee chair’s authority.

DreamWorks Animation invites, but does not require, its directors to attend the Annual Meeting of Stockholders. In 2014, three directors attended the Annual Meeting.

Audit Committee

Number of Members:	3

Members:	Michael Montgomery, Chairman Harry “Skip” Brittenham Jason Kilar

Number of Meetings in 2014:	4

Functions:	The Audit Committee is responsible for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of DreamWorks Animation’s accounting policies and financial reporting and disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure DreamWorks Animation’s compliance with all applicable laws, regulations and corporate policy;

•	reviewing DreamWorks Animation’s annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•

reviewing the performance and qualifications of DreamWorks Animation’s independent accountants and making determinations regarding the appointment or termination of its independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

The Board of Directors has determined that each of Mr. Montgomery, Mr. Brittenham and Mr. Kilar qualifies as an audit committee financial expert, as such term is defined by the Securities and Exchange Commission (“SEC”) in Item 407 of Regulation S-K. Each of these directors has extensive financial and accounting expertise. Mr. Montgomery currently serves on the audit committee of one other public company. The Board of Directors has determined that such simultaneous service would not impair Mr. Montgomery’s ability to effectively serve on DreamWorks Animation’s Audit Committee. As mentioned above, the Board of Directors has also determined that each of the Audit Committee members is independent under the Company’s Director Independence Standards, under the independence standards set by the NASDAQ and under the independence standards set for audit committee members pursuant to Rule 10A-3 under the Securities Exchange Act of 1934. For a further description of the experience and qualifications of our Audit Committee members, see “—Nominees.”

Compensation Committee

Number of Members:	3

Members:	Mellody Hobson, Chair Thomas Freston Lucian Grainge

Number of Meetings in 2014:	5

Functions:	The Compensation Committee is responsible for, among other things:

•	reviewing and approving the compensation of our executive officers;

•	reviewing key employee compensation policies, plans and programs;

•	monitoring performance and compensation of DreamWorks Animation’s employee-directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•	functioning as a committee of the Board of Directors that administers DreamWorks Animation’s incentive compensation programs.

In the section entitled “Compensation Discussion and Analysis,” we provide an additional discussion of the Compensation Committee’s role and responsibilities.

Nominating and Governance Committee

Number of Members:	2

Members:	Jeffrey Katzenberg, Chairman Mellody Hobson

Number of Meetings in 2014:	1

Functions:	The Nominating and Governance Committee is responsible for, among other things:

•	recommending persons to be selected by the Board of Directors as nominees for election as directors and Chief Executive Officer;

•	assessing the performance of the Board of Directors and the performance of the members of the Board of Directors;

•	recommending director compensation and benefits policies; and

•	considering and recommending to the Board of Directors other actions relating to corporate governance.

DreamWorks Animation’s amended and restated certificate of incorporation provides that until the earlier of the date that, in the opinion of its counsel, it is required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” and the date that no shares of Class B Stock remain outstanding, the Nominating and Governance Committee will be composed solely of Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, then his designee) and a director duly appointed by the Board of Directors. Currently, the Nominating and Governance Committee is composed of Mr. Katzenberg and a Board appointee, Ms. Hobson.

Because Jeffrey Katzenberg currently controls approximately 60% of the total voting power of DreamWorks Animation’s Common Stock, DreamWorks Animation relies on the “controlled company” exemption to the NASDAQ rule requiring that director nominees be selected, or recommended for the Board of Directors’ selection, by the independent directors.

Executive Committee

The Board of Directors of DreamWorks Animation does not currently have an executive committee. In the event DreamWorks Animation forms an executive committee, Jeffrey Katzenberg (or, if he is not DreamWorks Animation’s chief executive officer, his designee) will be included on the executive committee for so long as the committee exists and such person is entitled to remain on the Board of Directors in accordance with the Vulcan Stockholder Agreement described in “Certain Relationships and Related Party Transactions—Vulcan Stockholder Agreement.”

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has the authority to decide whether the offices of the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) shall be held by the same or different persons. The Board currently believes that separate individuals should hold the positions of Chairman and CEO, which has been the case since our initial public offering (“IPO”) in October 2004.

We believe the current structure described above provides strong leadership for our Board (especially given Ms. Hobson’s extensive corporate board experience), while also positioning our CEO as the leader of the Company for our employees, business partners and investors and the media. We believe that our current structure, which includes a non-executive Chairman, helps ensure independent oversight over the Company. Our current structure further allows the CEO to focus his energies on management of the Company.

Our Board currently has six independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other companies. Our Audit and Compensation Committees are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefit our Company and our stockholders.

Pursuant to our bylaws and our Corporate Governance Guidelines, our Board determines the best leadership structure for the Company. As part of our annual self-evaluation process, the Board evaluates issues such as independence of the Board, communication between directors and management and other matters that may be relevant to our leadership structure.

Board of Directors’ Oversight of Risk

Our management bears responsibility for the management and assessment of risk at the Company on a daily basis. Management is also responsible for communicating the most material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Our full Board provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of regular reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management. Our Board believes that the leadership structure described above under “—Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, working through its committees, to appropriately participate in the oversight of management’s actions.

Full Board. At its regularly scheduled meetings, the Board generally receives a number of reports which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide operational reports, which include risks relating to the Company’s core theatrical film and home entertainment business as well as the Company’s other business ventures. The Company’s Chief Financial Officer provides regular reports on the Company’s various investments, including its liquid assets, and an analysis of prospective capital sources and uses. The Company’s Head of Human Resources also provides periodic reports regarding, and leads the full Board in a discussion of, succession-planning issues. At its regularly scheduled Board meetings, the full Board also receives reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board.

Committees. The Audit Committee maintains initial oversight over risks related to the integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function), the performance of the Company’s independent registered public accounting firm and the operation of the Company’s ethics program. The Company’s General Counsel provides privileged reports to the Audit Committee on a periodic basis, which reports include information regarding the status of the Company’s litigation and related matters. Under the direction of the Company’s Head of Internal Audit, the Company conducts periodic assessments regarding the primary risks facing the Company and the Company’s associated risk-mitigation measures. Following completion of this assessment, the Head of Internal Audit presents a report to the Audit Committee. The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or companywide incentive programs and hiring and retention. The Compensation Committee also reviews the Company’s compensation programs periodically for consistency and overall alignment with corporate goals and strategies.

Director Nominations

The Board of Directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election. The Nominating and Governance Committee will consider director candidates recommended by stockholders.

The Nominating and Governance Committee has a policy regarding consideration of director candidates, including director candidates recommended by stockholders. The Nominating and Governance Committee’s assessment of potential candidates for election to the Board of Directors includes, but is not limited to, consideration of (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board of Directors a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) relevant knowledge and diversity of background and experience in such things as business, technology, Internet and new media, finance and accounting, marketing, international business, government and the like; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

The Nominating and Governance Committee assesses the Board of Directors’ current and anticipated strengths and needs based upon the Board of Directors’ then-current profile and DreamWorks Animation’s current and future needs and screens the slate of candidates to identify the individuals who best fit the criteria listed above and the Board of Directors’ needs. Although the Company does not maintain a separate policy regarding the diversity of the Board, during the director selection process the Nominating and Governance Committee seeks inclusion and diversity within the Board of Directors. Consistent with these principles, both the Nominating and Governance Committee and the full Board look for director nominees with diverse and distinct professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities.

Stockholder nominations of candidates for election to the Board of Directors must be made in accordance with the procedures outlined in, and include the information required by, DreamWorks Animation’s Bylaws and must be addressed to: Corporate Secretary, DreamWorks Animation SKG, Inc., Campanile Building, 1000 Flower Street, Glendale, California 91201. Stockholders can obtain a copy of DreamWorks Animation’s Bylaws by writing to the Corporate Secretary at this address. See “Procedural Matters—Deadline for Receipt of Stockholder Proposals—Proposals and Nominations Pursuant to Our Bylaws.”

Communications with the Board of Directors

Any stockholders or any other interested parties may submit communications intended for the Board of Directors, any committees of the Board of Directors, the non-employee directors as a group or any individual member or members of the Board of Directors by directing them to DreamWorks Animation’s Corporate Secretary, 1000 Flower Street, Glendale, California 91201, with a request to forward the same to the intended recipient. In general, all communications delivered to the Corporate Secretary for forwarding to the Board of Directors or specified directors will be forwarded in accordance with the sender’s instructions. However, the Corporate Secretary reserves the right not to forward to directors regular business solicitations and any abusive, threatening or otherwise inappropriate materials.

Code of Business Conduct and Ethics

DreamWorks Animation has adopted a Code of Business Conduct and Ethics applicable to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as persons performing similar functions. A copy of the Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K and is also available at http://www.DreamWorksAnimation.com. A copy of the Code of Business Conduct and Ethics is also available in print to any stockholder upon request. Any amendments to and waivers from any provision of the Company’s Code of Business Conduct and Ethics applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and relating to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K will be posted on the Company’s website.

Director Compensation

The compensation of the Board of Directors is subject to the approval of the Compensation Committee. Directors who are employees of DreamWorks Animation receive no compensation for service as members of either the Board of Directors or board committees. For 2014, other than Mellody Hobson, who serves as Chairman of the Board, directors who are not employees of DreamWorks Animation received approximately $200,000 ($225,000 in the case of the chairperson of the Audit Committee) worth of equity awards annually. In recognition of her greater duties as Chairman of the Board, Ms. Hobson received an annual equity grant having a grant-date fair value of approximately $400,000 for 2014. All annual equity awards are paid 100% in the form of restricted stock units (or “RSUs”). The restricted stock units are fully vested at the time of grant and will be settled by the delivery of shares of Class A Stock only at the time the director leaves the Board of Directors. Directors do not receive annual cash retainers or meeting fees.

In accordance with the Company’s outside director compensation policy, the Company currently anticipates that all of its outside directors will receive annual equity grants on the date of the Annual Meeting. We currently expect that any future directors elected other than at an Annual Meeting of Stockholders will receive a pro-rated grant upon joining the Board and will thereafter receive annual grants on the same schedule as other directors.

The table below details the compensation of our directors during 2014:

2014 Director Compensation(1)

Name	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Mellody Hobson(3)	$399,986	$—	$399,986
Michael Montgomery(4)	$224,994	$—	$224,994
Thomas Freston(5)	$199,979	$—	$199,979
Harry M. (“Skip”) Brittenham(6)	$199,979	$—	$199,979
Lucian Grainge(7)	$199,979	$—	$199,979
Jason Kilar(8)	$199,979	$—	$199,979

(1)

Compensation information for those members of the Company’s Board of Directors who are also considered named executive officers is disclosed in the section “Executive Compensation Information—Summary Compensation Table.”

(2)

The amounts reflected in this column represent the aggregate grant date fair value of the awards of restricted stock units made during the year ended December 31, 2014 as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”). For a further discussion of the assumptions used in the calculation of the 2014 grant date fair value (for all applicable grants of equity awards) pursuant to ASC 718, please see “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 18 Stock-Based Compensation” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The restricted stock units are fully vested at the time of grant and will be settled by the delivery of shares of Class A Stock only at the time the director leaves the Board of Directors.

(3)

Represents the grant date fair value of the award made to Ms. Hobson on June 11, 2014. As of December 31, 2014, Ms. Hobson held 77,049 vested restricted stock units that will be settled only upon her departure from the Board of Directors. As of December 31, 2014, Ms. Hobson held 4,075 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(4)

Represents the grant date fair value of the award made to Mr. Montgomery on June 11, 2014. As of December 31, 2014, Mr. Montgomery held 66,994 vested restricted stock units that will be settled only upon his departure from the Board of Directors. As of December 31, 2014, Mr. Montgomery held 7,415 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(5)

Represents the grant date fair value of the award made to Mr. Freston on June 11, 2014. As of December 31, 2014, Mr. Freston held 55,714 vested restricted stock units that will be settled only upon his departure from the Board of Directors. As of December 31, 2014, Mr. Freston held 3,622 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.
(6)

Represents the grant date fair value of the award made to Mr. Brittenham on June 11, 2014. As of December 31, 2014, Mr. Brittenham held 54,104 vested restricted stock units that will be settled only upon his departure from the Board of Directors.

(7)

Represents the grant date fair value of the award made to Mr. Grainge on June 11, 2014. As of December 31, 2014, Mr. Grainge held 16,421 vested restricted stock units that will be settled only upon his departure from the Board of Directors.

(8)

Represents the grant date fair value of the award made to Mr. Kilar on June 11, 2014. As of December 31, 2014, Mr. Kilar held 16,421 vested restricted stock units that will be settled only upon his departure from the Board of Directors.

Pursuant to its policies, the Company reimburses its directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2014, the Compensation Committee was composed of Ms. Hobson, Mr. Freston and Mr. Grainge. None of these persons has at any time been an officer or employee of the Company or any of our subsidiaries. In addition, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K adopted by the SEC. During the year ended December 31, 2014, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

PROPOSAL NO. 2

RATIFICATION AND APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, to audit the financial statements of DreamWorks Animation for the year ending December 31, 2015. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. PwC has served as our independent registered public accounting firm since February 24, 2011.

Required Vote

The Audit Committee has conditioned its appointment of DreamWorks Animation’s independent registered public accounting firm upon the receipt of a majority of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class. In the event that the stockholders do not approve the selection of PwC, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PwC as DreamWorks Animation’s independent registered public accounting firm for the year ending December 31, 2015.

Independent Registered Public Accounting Firm Fees

The Company has entered into an engagement agreement with PwC which sets forth the terms by which PwC will perform audit services for the Company.

The following table is a summary of the aggregate fees billed for the indicated services performed by PwC during 2013 and 2014 in their capacity as our independent registered public accounting firm during such years.

	2013	2014
Audit Fees	$2,500,200	$2,864,000
Audit-Related Fees	25,000	—
Tax Fees	692,000	53,969
All Other Fees	320,300	10,500

Total	$3,537,500	$2,928,469

Audit Fees

Audit fees in 2013 and 2014, provided in the table above under “—Independent Registered Public Accounting Firm Fees,” consisted of fees and expenses billed for professional services rendered for the audit of DreamWorks Animation’s annual consolidated financial statements for the years ended December 31, 2013 and 2014 and the effectiveness of its internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 and review of the interim consolidated financial statements included in quarterly reports.

Audit fees in 2013 and 2014 also consisted of fees billed for services normally provided in connection with statutory and regulatory filings or engagements (including audits of the Company’s foreign subsidiaries).

Audit-Related Fees

Audit-related fees, provided in the table above under “—Independent Registered Public Accounting Firm Fees,” consist of fees and expenses billed for assurance and related services that are reasonably related to the performance of the audit or review of DreamWorks Animation’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation.

Tax Fees

Tax fees in 2013, provided in the table above under “—Independent Registered Public Accounting Firm Fees,” included fees and expenses billed for professional services for tax compliance and tax advice. In 2013 and 2014, tax fees included assistance with a state income tax audit.

All Other Fees

In 2013 and 2014, all other fees, provided in the table above under “—Independent Registered Public Accounting Firm Fees,” represent fees paid for the use of an online accounting research tool and fees for accounting and tax publications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, including fees. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since the IPO in October 2004, each new engagement of our independent registered public accounting firm was approved in advance by the Audit Committee, and none of such engagements made use of the de minimis exception to pre-approval contained in the SEC’s rules.

PROPOSAL NO. 3

AN ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors recognizes the significant interest of stockholders in executive compensation matters. Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the Summary Compensation Table and other tables and the related narratives, as well as in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” in accordance with SEC rules.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both the Company’s financial results and the other performance factors described under “Compensation Discussion and Analysis.” Our executive compensation programs are designed to attract, motivate and retain executives and professionals of the highest level of quality and effectiveness. These programs focus on rewarding the types of performance that increase stockholder value, link executive compensation to the Company’s long-term strategic objectives and align executive officers’ interests with those of our stockholders. The Company believes that its executive compensation programs, which generally emphasize long-term equity awards and variable compensation, satisfy these goals.

As this is an advisory vote, the result will not be binding on our Board of Directors, although our Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices. The Board of Directors believes that our current executive compensation program has been effective at directly linking executive compensation to our performance and aligning the interests of our named executive officers with those of our stockholders. We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and “Executive Compensation Information.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this Proxy Statement. We currently conduct annual advisory votes on named executive officer compensation, and we expect to conduct the next advisory vote at our 2016 Annual Meeting of Stockholders.

Required Vote

The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Stock and Class B Stock entitled to vote, voting together as a single class, is required for the advisory approval of this proposal.

Recommendation

The Board of Directors unanimously recommends that the stockholders vote “FOR” the adoption of the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT4

The following table sets forth information regarding the beneficial ownership of DreamWorks Animation’s Common Stock as of April 1, 2015 (unless otherwise indicated) with respect to:

•	each of DreamWorks Animation’s current and proposed directors;

•	each of the named executive officers listed in the Summary Compensation Table;

•	DreamWorks Animation’s directors and executive officers as a group; and

•	persons owning more than 5% of a class of Common Stock.

The percentage of beneficial ownership of Common Stock indicated in the following table is based on 77,895,892 shares of Class A Stock and 7,838,731 shares of Class B Stock outstanding. The Class A Stock outstanding includes 45,372 shares of unvested restricted stock, which are subject to vesting conditions. Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act. With respect to the stock appreciation rights held by our executive officers and directors, we have treated each stock appreciation right as if it represented upon exercise one full share of Class A Stock, although the actual percentage of a share received upon exercise will depend on the exercise price of such stock appreciation right and the price of the Class A Stock at the time of exercise.

Unless otherwise indicated, the address for each of DreamWorks Animation’s directors and named executive officers and each beneficial owner of more than 5% of a class of Common Stock listed in the table below is: c/o DreamWorks Animation SKG, Inc., 1000 Flower Street, Glendale, CA 91201.

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned(1)	% of Total Voting Power(2)
Current and Proposed Directors
Jeffrey Katzenberg(3)	Class A	2,046,715	11.4%	60.9%
	Class B	7,838,731	100.0%	59.8%
Harry Brittenham(4)	Class A	54,104	*	*
Thomas E. Freston(5)	Class A	59,336	*	*
Lucian Grainge(4)	Class A	16,421	*	*
Mellody Hobson(6)	Class A	99,336	*	*
Jason Kilar(4)	Class A	16,421	*	*
Michael Montgomery(7)	Class A	74,409	*	*

Name and Address of Beneficial Owner	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned(1)	% of Total Voting Power(2)

Named executive officers who are not directors
Fazal Merchant	Class A	—	*	*
Ann Daly(8)	Class A	938,974	1.2%	*
Michael Francis	Class A	28,896	*	*
Mark Zoradi(9)	Class A	2,600	*	*
Lewis W. Coleman(10)	Class A	1,030,301	1.3%	*

Directors and executive officers as a group (13 persons)(11)	Class A	3,386,348	12.7%	61.1%
	Class B	7,838,731	100.0%	59.8%
Persons owning more than 5% of a class of our equity securities
Horizon Kinetics LLC(12), Horizon Asset Management, LLC and Kinetics Asset Management, LLC	Class A	10,893,498	14.0%	5.6%
470 Park Avenue South, 4th Floor South New York, New York 10016
FMR LLC(13), Edward C. Johnson 3d and Abigail P. Johnson	Class A	9,960,954	12.8%	5.1%
245 Summer Street Boston, Massachusetts 02210
Southeastern Asset Management, Inc.(14), Longleaf Partners Small-Cap Fund and O. Mason Hawkins	Class A	14,165,846	18.2%	7.2%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119
PRIMECAP Management Company(15)	Class A	11,596,400	14.9%	5.9%
225 South Lake Avenue, #400 Pasadena, California 91101
The Vanguard Group(16)	Class A	4,038,105	5.2%	2.1%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
BlackRock, Inc.(17)	Class A	4,363,351	5.6%	2.2%
40 East 52nd Street New York, New York 10022
Steven Spielberg(18)	Class A	5,170,499	6.6%	2.6%

*	Less than 1%

(1)	For purposes of this column, the percentage shown for any person or entity with respect to Class A Stock assumes the conversion of any Class B Stock beneficially owned by such person or entity into Class A Stock on a one-for-one basis.

(2)	For purposes of this column, the percentage shown for any person or entity (i) with respect to Class A Stock, includes the effect of the super-voting rights of any Class B Stock beneficially owned by such person or entity and (ii) with respect to Class B Stock, excludes the voting rights of any Class A Stock beneficially owned by such person or entity.

(3)	Shares beneficially owned by Mr. Katzenberg include:

•	976,919 shares of Class A Stock;

•	1,069,796 vested stock appreciation rights that will be settled by the delivery of Class A Stock when exercised; and

•	7,838,731 shares of Class B Stock owned by entities controlled by Mr. Katzenberg.

(4)	Represents vested restricted stock units that will be settled in Class A Stock upon the director’s departure from the Board.

(5)	Represents (i) 3,622 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised and (ii) 55,714 vested restricted stock units that will be settled in Class A Stock upon Mr. Freston’s departure from the Board.

(6)	Includes (i) 4,075 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised and (ii) 77,049 vested restricted stock units that will be settled in Class A Stock upon Ms. Hobson’s departure from the Board.

(7)	Represents (i) 7,415 vested stock appreciation rights that will be settled by the delivery of Class A Stock when exercised and (ii) 66,994 vested restricted stock units that will be settled in Class A Stock upon Mr. Montgomery’s departure from the Board.

(8)	Includes 329,406 vested stock appreciation rights that will be settled by delivery of shares of Class A Stock when exercised.

(9)	The ownership numbers are as of January 30, 2015, the date that Mr. Zoradi’s employment with the Company terminated. He is included in the table because he is considered one of the Company’s named executive officers for the year ended December 31, 2014.

(10)	Includes 844,526 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised. The ownership numbers are as of January 30, 2015, the date that Mr. Coleman retired from the Company. He is included in the table because he is considered one of the Company’s named executive officers for the year ended December 31, 2014.

(11)	Amount includes 1,440,345 vested stock appreciation rights that will be settled by the delivery of shares of Class A Stock when exercised.

(12)	Based solely on a Schedule 13G report jointly filed with the SEC and prepared as of December 31, 2014 by Horizon Kinetics LLC, Horizon Asset Management, LLC and Kinetic Asset Management, LLC. Horizon Kinetics LLC reported that it may be deemed to beneficially own and had sole voting and dispositive power with respect to 10,893,498 shares. Horizon Asset Management, LLC reported that it may be deemed to beneficially own and had sole voting and dispositive power with respect to 6,292,389 shares. Kinetics Asset Management, LLC reported that it may be deemed to beneficially own and had sole voting and dispositive power with respect to 4,362,209 shares.

(13)	Based solely on a Schedule 13G report jointly filed with the SEC and prepared as of February 13, 2015 by FMR LLC, Edward C. Johnson 3d, and Abigail P. Johnson. Each of FMR LLC, Edward C. Johnson 3d, and Abigail P. Johnson reported that it may be deemed to beneficially own and had sole dispositive power with respect to 9,960,954 shares. FMR LLC had sole voting power with respect to 78,300 of the shares and each of Edward C. Johnson 3d and Abigail P. Johnson had sole voting power with respect to none of the shares.

(14)	Based solely on a Schedule 13G report jointly filed with the SEC and prepared as of February 10, 2015 by Southeastern Asset Management, Inc. (“Southeastern”), Longleaf Partners Small-Cap Fund (“Longleaf”) and O. Mason Hawkins. Southeastern reported that it may be deemed to beneficially own 14,165,846 shares, had shared dispositive and voting power as to 13,759,058 shares, sole dispositive power as to 406,788 shares, and sole voting power with respect to 263,900 shares. Longleaf reported that it may be deemed to beneficially own and had shared voting and dispositive power with respect to 13,759,058 shares. O. Mason Hawkins reported that he may be deemed to beneficially own and had sole voting and dispositive power with respect to none of the shares.

(15)	Based solely on a Schedule 13G report filed with the SEC and prepared as of December 31, 2014 by PRIMECAP Management Company (“PRIMECAP”). PRIMECAP reported that it may be deemed to beneficially own 11,596,400 shares. PRIMECAP had sole dispositive power as to all shares and sole voting power as to 8,457,700 shares.

(16)	Based solely on a Schedule 13G report filed with the SEC and prepared as of December 31, 2014 by The Vanguard Group (“Vanguard”). Vanguard reported that it may be deemed to beneficially own 4,038,105 shares. Vanguard had shared dispositive power as to 42,567 shares, sole dispositive power as to 3,995,538 shares and sole voting power as to 47,867 shares.

(17)	Based solely on a Schedule 13G report filed with the SEC and prepared as of December 31, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock reported that it may be deemed to beneficially own 4,363,351 shares. BlackRock had sole dispositive power as to all shares and sole voting power as to 4,124,356 shares.

(18)	As reported in a Schedule 13G report filed with the SEC prepared as of December 31, 2013. The shares are owned directly by Steven Spielberg. The address for Mr. Spielberg and the entities controlled by him is c/o Breslauer, Rutman & Anderson, 11400 Olympic Boulevard, Los Angeles, California 90064.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DreamWorks Animation’s executive officers and directors and each person who owns more than 10% of DreamWorks Animation’s Common Stock to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NASDAQ. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish DreamWorks Animation with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by DreamWorks Animation and written representations from certain reporting persons that no Forms 5 were required for such persons, DreamWorks Animation believes that all of its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the year ended December 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following discussion addresses the compensation during 2014 of our named executive officers, which consist of:

•	Jeffrey Katzenberg, our Chief Executive Officer;

•	Ann Daly, our President;

•	Fazal Merchant, our Chief Financial Officer;

•	Michael Francis, our Chief Global Brand Officer;

•	Mark Zoradi, who served as our Chief Operating Officer from August 2014 until January 2015; and

•	Lewis Coleman, who served as our President and Chief Financial Officer until August 2014 and as our Vice Chairman from August 2014 until January 2015.

We begin, in the first section, by discussing our philosophy and objectives as they relate to executive compensation practices and by describing the various elements of our executive compensation program. In the second section, we describe, among other things, the various participants in our executive compensation process and the analytical tools used by our Compensation Committee and others in this process. In the third section, we discuss how these analyses have affected the various elements of our executive compensation program. In the fourth section, we describe the executive compensation decisions that the Compensation Committee made during 2014 and early 2015. In the remaining sections, we discuss certain miscellaneous items.

Compensation Philosophy and Objectives

The following principles have guided us in developing the various elements of our compensation program and determining total compensation levels for our named executive officers:

•	As a company, we must be prepared to compete with much larger organizations (which have greater resources than ours) for executive talent;

•	Our compensation practices should take into account the volatile nature of our business, which is heavily dependent on the success of two motion picture releases per year; and

•

Our compensation programs should encourage our executives to increase long-term stockholder value in a manner that appropriately balances short-term growth objectives and does not create undue risk for the Company and its stockholders.

Our compensation philosophy is to attract, motivate and retain exceptional directors, officers and employees. The objectives of our compensation program are to:

•	Provide competitive compensation, consisting of both cash and equity-based components, which appropriately encourages and rewards the creation of enduring long-term stockholder value;

•	Directly link executive compensation to established short-term operating goals and long-term strategic objectives; and

•	Align executive officers’ interests with stockholder interests through a simple, understandable framework that creates a sense of ownership and shared risk among executives.

2014 Say-on-Pay Vote

As required under the Dodd-Frank Act, in 2014 we provided our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in our 2014 Proxy

Statement. This process, known as the Advisory Vote to Approved Named Executive Officer Compensation as required under Section 14A of the Exchange Act, is now commonly referred to as “Say-on-Pay.” The Say-on-Pay vote is held on an annual basis. The Compensation Committee reviewed the results of the Company’s 2014 Say-on-Pay vote, in which approximately 81% of votes cast, excluding abstentions and broker non-votes, voted in favor of our compensation practices. The Compensation Committee determined that the Company’s executive compensation philosophy, compensation objectives and compensation elements continued to be appropriate and determined not to materially alter such practices for 2014. The Compensation Committee will continue to consider the outcome of the Company’s Say-on-Pay votes when making future compensation decisions for the named executive officers.

Compensation Program Design

The principal components of 2014 executive officer compensation and the primary purpose of each element are set forth in the following table:

Compensation Element	Objectives and Basis	Form

Base salary	Provide current income at a competitive level	Cash

Annual cash incentive awards	Incentivize and reward achievement of annual performance goals	Cash

Long-term equity incentive awards	Incentivize long-term stockholder-value creation; align executive officers’ and stockholders’ interests	Restricted stock (or restricted stock units (“RSUs”)) and performance compensation awards

Perquisites and other personal benefits	Provide competitive health and welfare benefits consistent with the general employee population and selected additional benefits to executives for convenience and personal security as are necessary to attract and retain exceptional talent in our industry	Various

Post-termination benefits	Provide executive officers with certain compensation assurances in the event of employment loss due to unforeseen circumstances as are necessary to attract and retain exceptional talent in our industry	Various

We generally target total compensation within the range of median peer practices and make appropriate adjustments for the Company’s smaller size relative to peer media companies and consumer entertainment content developers. Individuals may be above or below targeted levels depending on Company and individual performance, experience, advancement potential and internal equity considerations.

In determining the appropriate mix of compensation elements, we strive to balance the objectives of rewarding recent results and motivating long-term performance. Overall, we believe that our compensation program design appropriately incentivizes our executives toward long-term stockholder value creation. We also believe that our various compensation elements work together in a manner that discourages our executives from taking unnecessary risk and, thus, are not likely to have a material adverse effect on the Company.

The chart below illustrates, with respect to our named executive officers and the terms of their employment agreements in effect as of December 31, 2014, (i) the average target percentage of fixed compensation in comparison to variable compensation and (ii) the average target percentage of cash compensation in comparison to equity compensation. A significant portion of our named executive officers’ compensation is “at-risk” and, therefore, illustrative of our compensation philosophy. Please note that, as discussed below in “—2014 Compensation Actions—Long-Term Incentive Compensation,” the time-vested restricted stock awards shown in the table are also subject to a requirement that the Company achieve positive earnings before interest and taxes for the year ending December 31, 2015 or, with the exception of the award to Mr. Zoradi, that the Company achieve positive cumulative earnings before interest and taxes for the two-year period ending December 31, 2016, and Mr. Coleman’s long-term incentive compensation was granted solely in the form of time-vested restricted stock awards. In addition, as discussed below in “—2015 Compensation Actions—February 2015 Grant of Performance Compensation Awards,” because the Company had not yet completed its long-range forecast process in October 2014, the Compensation Committee decided that, other than with respect to Mr. Zoradi (who received his performance compensation award upon commencing employment with the Company in August 2014), the portion of the annual grants allocated to performance compensation awards would be granted in February 2015. Despite the decision to grant the performance compensation awards in February 2015, the Company views such awards as part of our named executive officers’ 2014 compensation. As a result, the chart below includes the target value of the performance compensation awards granted to our named executive officers in February 2015 in respect of 2014 compensation. In accordance with SEC rules, the “Summary Compensation Table” presented below in “Executive Compensation Information” does not include the value of the February 2015 awards as part of 2014 compensation.

2014 Executive Compensation—Fixed vs. Variable Compensation(1)	2014 Executive Compensation—Cash vs. Equity Compensation(1)

(1)	Includes performance compensation awards granted in 2015.

Determining Executive Compensation

The Compensation Committee is responsible for establishing and implementing the Company’s compensation philosophy and objectives. The Compensation Committee, which is comprised exclusively of independent directors, oversees all compensation and benefit programs and actions that affect our named executive officers. This includes setting salaries for, granting annual and long-term incentive awards to and approving the employment agreements with the named executive officers.

The Compensation Committee’s duties include, but are not limited to:

•

Reviewing key employee compensation policies, plans and programs (including through the engagement of the Compensation Committee’s independent compensation consultants (currently Exequity LLP (“Exequity”)));

•	Monitoring performance and compensation of the Company’s officers and other key employees;

•	Preparing recommendations and periodic reports to the Board of Directors concerning these matters;

•	Administering the Company’s incentive programs; and

•	Reviewing this Compensation Discussion and Analysis and recommending to the Board of Directors its inclusion in this Proxy Statement.

Role of Independent Compensation Consultants in Compensation Decisions

The Compensation Committee has directly engaged Exequity as an independent compensation consultant to advise the Compensation Committee on executive compensation matters. Exequity reports directly to the Compensation Committee on this assignment. A representative of Exequity attends meetings as requested by the Compensation Committee and provides advice directly to the Compensation Committee from time to time. Exequity has not provided other services to the Company since it was engaged by the Compensation Committee and we do not currently expect that Exequity will provide other services to the Company while serving as the Compensation Committee’s consultant. Exequity has provided the Compensation Committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on the report and discussions with Exequity, the Company determined that the work of Exequity in 2014 did not raise any conflicts of interest.

Since September 2010, Frederic W. Cook & Co., Inc. (“FWC”) has been engaged by management on a regular basis to assist in developing the companywide compensation program, including the Company’s equity and cash incentive plans. At the request of and with significant input from management, FWC has periodically presented recommendations to the Compensation Committee regarding, among other things, the design and operation of the Company’s long-term incentive compensation plan (including the selection of performance criteria and the setting of performance goals). The Compensation Committee has acted upon the recommendations provided to it. FWC has provided the Compensation Committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on the report and discussions with FWC, the Company determined that the work of FWC in 2014 did not raise any conflicts of interest.

Role of Executive Officers in Compensation Decisions

Our management provides on-going recommendations to the Compensation Committee regarding our compensation programs. The recommendations include executive compensation plans, designs and strategies, performance goals and criteria for both annual and long-term incentive plans and individual compensation actions for management. Our management provides its recommendations in conjunction with, and based on information gathered from, external compensation consultants engaged by management (currently FWC) and other available market information as well as from internal resources. At the invitation of the Compensation Committee, members of the senior management attend meetings and make presentations to the Compensation Committee. The Compensation Committee also meets regularly in executive session, without members of management present. The Company’s Chief Executive Officer does not participate in Committee discussions in which his compensation is discussed.

Use of Employment Agreements and Competitive Assessments in Compensation Determinations

We have entered into multi-year employment agreements with each of our named executive officers. These employment agreements serve as the starting point for the Compensation Committee’s compensation-setting processes. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with our named executive officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and ultimately in setting executive officers’ long-term incentive grant values (irrespective of the target amounts provided in employment agreements). In addition, we believe that our use of multi-year employment agreements assists us in our recruiting efforts because such agreements are common at the other entertainment companies with whom we compete for executive talent.

From time to time, the Company has engaged external compensation consultants (such as FWC) to conduct competitive assessments regarding our executive officers. The purpose of these assessments is to assist us in developing and implementing compensation programs that are generally competitive with those of other companies in the entertainment industry and other companies with whom we compete for executive talent. We generally strive for the total compensation packages for our executive officers to provide target opportunities in the median range of similar organizations (with consideration given to the Company’s smaller size relative to such companies). Individually, our executive officers have the opportunity to earn at above-target levels for superior performance or below-target levels if the Company fails to achieve its performance goals. After determining the appropriate level of compensation for each executive officer, we enter into a multi-year employment agreement with that officer.

Each executive’s employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the benefit plans in which the executive will participate and the other perquisites that the executive will receive. In addition, each agreement sets forth, as applicable, the executive’s annual and long-term incentive compensation target opportunities, subject in all instances to the discretion of the Compensation Committee in granting such awards. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon involuntary termination (with or without cause), constructive termination, death, disability, change in control of the Company and, in some instances, upon expiration of the employment agreement.

To inform its decisions on compensation levels and compensation program structure, the Compensation Committee considers the competitive practices of a peer group of selected media companies and consumer entertainment content developers. The Compensation Committee believes that the practices of the peer group are relevant for gauging labor-market competitiveness, because these entities are similar to the Company in their business characteristics, pay structures and general complexity. However, the Compensation Committee uses this information as merely one perspective and not as the sole determinant in its decision-making process. In 2014 the peer group consisted of the following 11 companies, which are the same companies used in the prior three years:

Activision Blizzard, Inc.	Scripps Networks Interactive, Inc.
CBS Corporation	Take-Two Interactive Software, Inc.
Discovery Communications, Inc.	Time Warner Inc.
Electronic Arts Inc.	Viacom Inc.
Lions Gate Entertainment Corp.	The Walt Disney Company
Twenty-First Century Fox, Inc. (formerly News Corporation)

In 2014 and 2015, the Compensation Committee reviewed tally sheets for each named executive officer, which were prepared by FWC. These tally sheets showed such items as (i) targeted value of base salary, annual incentive awards and long-term incentive awards, (ii) actual realized value of each compensation element for the most recent three years, (iii) the amount of unrealized value from prior equity incentive grants and (iv) the amounts that the executive would receive upon various termination scenarios (including in connection with a change in control). The tally sheets provide background for the Compensation Committee to make executive compensation determinations, but they do not have a specific impact on such determinations.

Analysis of Executive Compensation Elements

Annual Base Salary

We pay base salaries to our named executive officers to compensate them for services rendered during the year and to provide a base level of monthly income that is not subject to performance-related risk. The base salary for each of our named executive officers is specified in his or her respective employment agreement. The Compensation Committee generally reviews the named executive officers’ salaries periodically, such as at the time of a substantial change in responsibilities or upon entering into a new employment agreement. In reviewing an executive’s salary, the Compensation Committee generally considers, among other things:

•	market data provided by an external consultant with respect to comparable positions; and

•	the executive’s performance, experience and advancement potential, as well as internal pay equity considerations.

The Compensation Committee adjusts salary levels when it is deemed appropriate in comparison to peer practice and in relation to the other elements of the executive compensation package. As of December 31, 2014, our named executive officers had the following base salaries (as provided for in their respective employment agreements):

Named Executive Officer	Annual Salary
Jeffrey Katzenberg	$2,500,000
Ann Daly	1,500,000
Fazal Merchant	700,000
Michael Francis	1,200,000
Mark Zoradi	1,200,000
Lewis Coleman(1)	2,600,000

(1)	Mr. Coleman’s base salary was increased to $2,600,000 from $2,000,000, effective July 1, 2014, as discussed in greater detail in the section entitled “—2014 Compensation Actions—Base Salary.”

Annual Incentive Awards

During 2014, the named executive officers (other than Mr. Coleman) were eligible to receive annual performance-based incentive compensation under the Company’s 2014 Annual Incentive Plan (the “Annual Incentive Plan”). The Annual Incentive Plan allows for annual bonus awards payable in cash upon the satisfaction of performance goals established by the Compensation Committee.

Each named executive officer’s employment agreement (other than Mr. Coleman’s) specifies the annual incentive compensation target award for which the executive is eligible, subject in all instances to the discretion of the Compensation Committee. For the other named executive officers, as of December 31, 2014 their respective employment agreements provided for the following target amounts:

Named Executive Officer	Target
Jeffrey Katzenberg	$4,000,000
Ann Daly	1,500,000
Fazal Merchant	700,000
Michael Francis	1,200,000
Mark Zoradi	1,200,000
Lewis Coleman	—

We provide annual incentive payments to motivate and reward our named executive officers for achievement of our annual performance goals. Through the Company’s practice, the Compensation Committee adopts maximum annual bonus amounts payable to each named executive officer. Generally, this maximum amount is 200% of the target amount specified in the officer’s employment agreement; although in the case of Mr. Katzenberg, based on the Compensation Committee’s analysis of competitive data, the maximum amount is 150% of target. The Compensation Committee generally adopts performance criteria for our annual incentive plans that, at the time of adoption, we believe reflect an appropriately difficult yet achievable level of performance for payouts at “target” level and superior performance for payouts at the maximum level. The range for each named executive officer was determined based on individual considerations and external market data for peer media companies and consumer entertainment content developers. Following the end of each calendar year, the Compensation Committee determines the incentive compensation award paid (if any) based upon the achievement of the established performance goals. For a discussion of the 2014 performance targets, see “—2014 Compensation Actions—Annual Incentive Awards.”

Long-Term Incentive Compensation

The Company’s Amended and Restated 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”) provides the Compensation Committee with flexibility to grant awards to the named executive officers in a variety of forms. These include stock appreciation rights (or “SARs”), stock options, restricted stock, restricted stock units and performance compensation awards. Awards may vest depending upon continued service with the Company or the achievement of specified performance criteria. Generally, we have provided long-term incentive grants using a combination of time-vested awards (such as restricted stock or restricted stock units) and awards with performance-based vesting conditions or with value heavily dependent on Company stock performance (such as SARs or performance compensation awards). For a more detailed discussion of actions taken in 2014, including the imposition of a performance-based vesting condition designed to allow the restricted stock units and restricted stock granted in 2014 to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), please see “—2014 Compensation Actions.” Because the Company had not yet completed its long-range forecast process in October 2014, the Compensation Committee decided that, other than with respect to Mr. Zoradi, who received his performance compensation award upon commencing employment with the Company, the portion of the annual grants allocated to performance compensation awards would be granted in February 2015. Despite the decision to grant the performance compensation awards in February 2015, the Company views such awards as part of our named executive officers’ 2014 long-term incentive compensation, as discussed in more detail under the heading “—2015 Compensation Actions—February 2015 Grant of Performance Compensation Awards.”

These awards are intended to incentivize executives to increase long-term stockholder value and align executives’ interests with those of other stockholders by promoting equity ownership. We believe that our usual practice of providing grants that combine both time-vested awards and performance-vested awards effectively balances our objective of focusing the named executive officers on delivering long-term stockholder-value creation, with our objective of providing compensation elements that retain and motivate our executive officers. Restricted stock and restricted stock units serve both to reward and retain executives, since they have value as of the grant date, but have a greater value to the extent the stock price increases over the term of the award. Performance compensation awards (which are essentially performance-vested restricted stock units) generally increase in value based on increased operating results and stock-price performance. Performance compensation awards serve to reward and retain executives, although they vest only upon the achievement of specified performance criteria.

Each named executive officer’s employment agreement specifies a target value of the long-term equity incentive compensation award for which the executive is eligible each year, subject in all instances to the discretion of the Compensation Committee. The target value was determined based on, among other things, external market data. In making its award determination, the Compensation Committee specifies the performance goals (if any) applicable to any grant. For the named executive officers, as of December 31, 2014, their respective employment agreements provided for the following target grant-date values:

Named Executive Officers	Target Grant- Date Value
Jeffrey Katzenberg	$4,500,000
Ann Daly	3,500,000
Fazal Merchant	1,200,000
Michael Francis	2,250,000
Mark Zoradi	1,600,000
Lewis Coleman	1,000,000

In computing the grant-date value of time-vested restricted stock or restricted stock units and, in the case of each named executive officer other than Mr. Coleman, performance compensation awards, the Company values each share at the closing price on the date of grant and assumes that performance compensation awards will be earned based on target performance levels.

While each named executive officer’s employment agreement specifies the target grant-date value of long-term incentive awards, the actual amount realized from any award by an executive will be dependent upon, among other things, such executive’s continued tenure with the Company, the achievement of applicable performance goals (if any) and the Company’s stock-price performance.

Post-Termination Benefits

Each named executive officer’s employment agreement provides for specified termination benefits upon the executive’s involuntary termination without cause or termination for good reason, death or disability, upon the expiration of the agreement (in certain instances) and upon a change in control. These benefits were negotiated on an arm’s-length basis between each of the executives and the Company with reference to general business and entertainment-industry standards. These provisions are intended to provide each named executive officer with compensation and other benefits for some period of time following termination of employment. With respect to the benefits applicable upon a change in control, we believe that the benefits also provide appropriate incentives for the executive to remain with, and focus on, managing the Company in the event of a possible acquisition of the Company. None of the named executive officers’ employment agreements provide for benefits based solely upon the occurrence of a change in control (otherwise known as “single-trigger benefits”) nor do they provide for tax gross-ups in the event that the executive officer is required to pay an excise tax pursuant to Section 280G of the Internal Revenue Code.

We have provided a detailed discussion of the post-termination benefits set forth in each named executive officer’s employment agreement in the section entitled “Executive Compensation Information—Estimated Executive Benefits and Payments Upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

Each named executive officer’s employment agreement specifies that the executive will generally be entitled to receive the perquisites provided to the Company’s other senior executives. In addition, we provide a variety of welfare and benefits plans available to other employees in which the named executive officers participate. We also make financial and tax consulting services available to our named executive officers (other than Mr. Katzenberg). We have also agreed (either explicitly in the employment agreement or through Company policy) to reimburse each executive for all costs and expenses (including reasonable legal fees) in connection with the negotiation of each executive’s employment agreement. Under his employment agreement, Mr. Katzenberg is also entitled to retain reasonable security personnel at the Company’s expense, which the Company began providing in March 2012 at Mr. Katzenberg’s request. We believe that the perquisites and other benefits provided are competitive and consistent with our overall executive compensation program and better enable us to attract and retain superior employees for key positions.

The Company maintains a deferred compensation plan in which the named executive officers, along with other highly compensated employees, are eligible to participate. The plan was implemented to provide the Company’s senior employees with a means for accumulating tax-deferred savings for retirement. Under the plan, participants may voluntarily elect to defer payment of their salary or annual bonus, and such deferrals are placed in accounts established for the participants. Each participant’s account under the plan is credited with earnings, at periodic intervals, at a rate equal to the actual rate of return over the relevant period of the investment fund or funds or index or indices selected by the participant from the range of investment vehicles offered under the plan. The investment funds currently offered are generally the same as those offered under the Company’s 401(k) plan. Other than credited earnings on employee deferrals, the Company does not currently make any contributions to the plan. None of our named executive officers currently participate in the plan.

The Summary Compensation Table and All Other Compensation table below provide greater detail regarding the various perquisites provided to the named executive officers during 2014.

2014 Compensation Actions

Base Salary

As described above, the Compensation Committee’s general practice is to review the named executive officers’ salaries periodically, such as at the time of a substantial change in responsibilities or upon entering into a new employment agreement. The various elements of Mr. Merchant’s and Mr. Zoradi’s respective compensation packages were determined based upon negotiations with such named executive officers at the time that they joined the Company in 2014, after taking into account a variety of factors such as comparative market data and internal pay equity. In July 2014, the Compensation Committee approved, and we entered into, an amended and restated employment agreement with Mr. Coleman, pursuant to which Mr. Coleman’s base salary was increased to $2,600,000 from $2,000,000, effective July 1, 2014, in connection with Mr. Coleman’s transition to the role of Vice Chairman of the Company. No changes were made to the salaries of the other named executive officers during 2014.

Annual Incentive Awards

As described above under “—Analysis of Executive Compensation Elements—Annual Incentive Awards,” each of our named executive officers’ employment agreements (other than Mr. Coleman’s) provides for annual incentive compensation payable in cash upon the satisfaction of performance goals established by the Compensation Committee. In February 2014, the Compensation Committee approved an incentive cash bonus plan for calendar year 2014 performance for Mr. Katzenberg, Ms. Daly and Mr. Francis. The Compensation Committee subsequently approved, in connection with their commencing employment with the Company, an incentive cash bonus plan for calendar year 2014 performance for Mr. Zoradi and Mr. Merchant in July 2014 and August 2014, respectively, upon joining the Company. The objective of providing cash-based annual bonuses is to reward the named executive officers for achievement of annual financial operating goals while balancing the multi-year perspective of long-term equity incentive grants.

As described above, the bonus targets for the named executive officers vary according to the terms of their respective employment agreements. For calendar year 2014 performance, the Compensation Committee determined that 100% of the bonus amount for Mr. Katzenberg, Ms. Daly, Mr. Francis, Mr. Merchant and Mr. Zoradi would depend upon the achievement of the Company’s operating income performance goal for the year ended December 31, 2014 as reported in the Company’s audited financial statements and as adjusted to exclude the effects of various items, including changes in accounting principles, one-time or extraordinary items, recapitalization and the effects of acquisitions and divestitures. The Compensation Committee believes that operating income is an appropriate measure of short-term performance. The Compensation Committee also selected operating income as the performance metric for the annual cash incentive awards because the Company’s bonus plan applicable to all other employees currently uses operating income as its performance metric. The Compensation Committee selected the target level of performance based upon actual 2013 performance and expected 2014 performance (as reflected in the Company’s internal operating budget). The threshold and maximum performance levels reflect operating income results that are 25% less and 25% greater, respectively. The Compensation Committee determined that the potential bonuses for Mr. Zoradi and Mr. Merchant would be pro-rated for the portion of 2014 during which each executive was employed with the Company.

The Compensation Committee also provided that no bonuses would be paid to the named executive officers if bonuses were not paid under the Company bonus plan applicable to other employees. In addition, the Compensation Committee retained negative discretion to reduce the bonuses that would be payable to the named executive officers regardless of the Company’s 2014 performance. The table below shows the Company’s adjusted operating income for 2014 and the percentage of the target payout resulting from such results. Based upon these results, the named executive officers were not entitled to receive a bonus for calendar year 2014. In computing the Company’s adjusted operating income for 2014, actual operating income as reported in the Company’s financial statements was adjusted to exclude, among other things, the effects of certain restructuring charges taken by the Company during 2014 as well as adjustments related to the earn-out consideration paid in connection with the Company’s May 2013 acquisition of AwesomenessTV, Inc. The Compensation Committee did not exercise negative discretion with respect to any individual or the participating named executive officers as a group.

2014 Annual Incentive Award Program

Performance Criteria(1)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)(2)	Actual Achievement in 2014	Calculated Payout as a Percentage of Target Opportunity

Adjusted operating income	$61.5 million	$82.0 million	$102.5 million	$(103.0) million	0%

(1)

For adjusted operating income achieved between any two of the three percentages specified, the amounts earned will be determined by linear interpolation between the two corresponding adjusted operating income levels.

(2)	In the case of Mr. Katzenberg, his maximum payout was 150% at adjusted operating income of $92.3 million.

Long-Term Incentive Compensation

Each named executive officer’s employment agreement provides that the executive is eligible for annual long-term equity incentive grants having a specified target grant-date value, subject to the Compensation Committee’s discretion.

In considering the October 2014 grants, the Compensation Committee decided that, after evaluating evolving practices among public companies generally, the annual grants to our named executive officers (other than Mr. Coleman) would be allocated 75% to time-vested restricted stock units that include an initial performance hurdle, which, if satisfied, become time-vested awards thereafter, and 25% to performance compensation awards. The October 2014 grant to Mr. Coleman was allocated 100% to time-vested restricted stock with an initial performance hurdle. The Compensation Committee believes that these award allocations appropriately reflect the Company’s objective of providing competitive compensation programs, while also tailoring compensation to the roles and specific considerations of individual named executive officers. Because the Company’s time-vested awards include an initial performance hurdle to preserve the tax deductibility of the awards, all of the Company’s equity awards are in some degree at-risk and subject to Company performance. Because the Company had not yet completed its long-range forecast process in October 2014, the Compensation Committee decided that, other than Mr. Zoradi (who received his performance compensation award upon commencing employment with the Company), the portion of the annual grants allocated to performance compensation awards would be granted in February 2015 rather than in October 2014. See “—2015 Compensation Actions—February 2015 Grant of Performance Compensation Awards.”

At the time of Mr. Zoradi’s commencement of employment in August 2014, the Compensation Committee made his 2014 annual long-term equity incentive grant, which consisted of a time-vested restricted stock unit award and a performance compensation award. The Compensation Committee approved a time-vested restricted stock unit award to Mr. Zoradi with respect to 59,940 shares (target grant-date value of $1,200,000). In order to allow Mr. Zoradi’s restricted stock unit award to potentially qualify as performance-based compensation for purposes of Section 162(m), the award is subject to an additional vesting requirement that the Company’s earnings before interest and taxes (“EBIT”) for the year ending December 31, 2015 be positive. Provided that this requirement is satisfied, Mr. Zoradi’s award originally provided that it would vest in four equal annual installments, with the first vesting date occurring on the date in 2016 when the Compensation Committee certifies that the performance requirement has been satisfied and subsequent vesting dates occurring on the second, third and fourth anniversaries of the date of grant. Since Mr. Zoradi’s employment with the Company terminated on January 30, 2015, if this requirement is satisfied, all four installments will vest on the date that the Compensation Committee certifies that the requirement has been satisfied. If the EBIT goal for the year ending December 31, 2015 is not satisfied, Mr. Zoradi’s restricted stock unit award will be forfeited.

The Committee also approved a performance compensation award to Mr. Zoradi with respect to 19,980 shares at target performance (39,960 shares at maximum performance). The performance compensation award granted to Mr. Zoradi had a target grant-date value of $400,000. The performance compensation award will vest with respect to some or all of the award, depending on the achievement of the specified performance criteria for the three-year performance period ending December 31, 2016. In computing the grant value of Mr. Zoradi’s performance compensation award, the award was valued at the target number of shares. However, in recognition of the at-risk nature of the award, Mr. Zoradi may earn up to a maximum of 200% of target, depending upon the achievement of the performance criterion. The performance criterion applicable to this award is the Company’s average annual return on equity (“ROE”) for the three-year period ending December 31, 2016. The target award will be earned in the following percentages at the following average annual ROE amounts: 50% at ROE of 5.4%, 100% at ROE of 10.7% and 200% at ROE of 16.1% (or greater). For average annual ROE below 5.4%, Mr. Zoradi’s performance compensation award will be forfeited. For average annual ROE between any two of the three percentages specified, the amount earned will be determined by linear interpolation between the two corresponding ROE levels. For purposes of the award, annual ROE is defined as the Company’s EBIT expressed as a percentage of the average of the Company’s stockholder’s equity at the beginning and end of the year. The Compensation Committee selected average annual ROE as the performance metric because the Compensation Committee believes that it is an appropriate measure of long-term performance. The Compensation Committee believes that average annual ROE should be directionally aligned with long-term stockholder value creation and compliments the operating objectives in the annual incentive plan, which is why ROE was selected as the long-term measure. The threshold and maximum performance levels reflect average annual ROE results that are 50% less and 50% more, respectively, than the target level.

For purposes of Mr. Zoradi’s restricted stock unit award and the performance compensation awards, the computation of EBIT and ROE, respectively, will exclude a number of items, including (i) the effects of the Company’s tax sharing agreement with a former stockholder, (ii) the portion of film amortization expense that represents interest expense capitalized to films and other productions, (iii) the effects of share repurchases and (iv) the compensation expense associated with the awards.

The Compensation Committee’s current policy is generally to consider equity awards to the named executive officers at the time of a regularly scheduled Compensation Committee meeting, with each grant date occurring during the trading window established for Company insiders following the release of quarterly earnings. In 2014, other than the grant to Mr. Zoradi (which was made in August 2014), the time-vested grants were made at the Compensation Committee’s regularly scheduled meeting occurring in the fourth calendar quarter. In order to allow the Company to complete its long-range forecast process with respect to 2014 performance compensation awards, such grants (other than to Mr. Zoradi, which was made in August 2014) were made at the Compensation Committee’s regularly scheduled meeting occurring in the first calendar quarter of 2015. Since Mr. Zoradi’s grants were made in August 2014 in connection with his commencement of employment and prior to the Company’s completion of its long-range forecast process, the Compensation Committee determined that the structure of Mr. Zoradi’s grants should generally follow the approach used for the time-based and performance compensation awards granted to the other executive officers in October 2013, as is described above.

In October 2014, the Compensation Committee approved the grants shown below to the following named executive officers (which had an intended grant-date fair value as shown):

Named Executive Officer	Target Grant-Date Value of Awards	Restricted Stock or RSUs (# of Shares)
Jeffrey Katzenberg	$3,375,000	153,130
Ann Daly	2,625,000	119,101
Fazal Merchant	900,000	40,834
Michael Francis	1,687,500	76,565
Lewis Coleman	1,000,000	45,372

In order to allow the restricted stock and restricted stock unit awards to potentially qualify as performance-based compensation for purposes of Section 162(m), these awards are subject to an additional vesting requirement that the Company’s EBIT for the year ending December 31, 2015 be positive or that the Company’s cumulative EBIT for the two-year period ending December 31, 2016 be positive. Provided that this requirement is satisfied, the awards will vest in four equal annual installments, with the first vesting date occurring on the date in 2016 or 2017 when the Compensation Committee certifies that the performance requirement has been satisfied. If the Compensation Committee certifies that the Company achieved positive EBIT for the year ending December 31, 2015, then 25% of the award will vest at the time of such certification in 2016 and the remaining portion of the award will vest in equal installments on the second, third and fourth anniversaries of the date of grant, subject generally to the executive’s continued employment on the applicable vesting dates. If the Company does not achieve positive EBIT for the year ending December 31, 2015, but the Compensation Committee certifies that the Company achieved positive cumulative EBIT for the two-year period ending December 31, 2016, then 50% of the award will vest at the time of such certification in 2017 and the remaining 50% will vest in equal installments on the third and fourth anniversaries of the date of grant, subject generally to the executive’s continued employment on the applicable vesting dates. For purposes of the awards, the computation of EBIT will exclude a number of items, including (i) the effects of the Company’s tax sharing agreement with a former stockholder, (ii) the portion of film amortization expense that represents interest expense capitalized to films and other productions, (iii) the effects of share repurchases and (iv) the compensation expense associated with the awards. If the Company does not achieve positive EBIT or positive cumulative EBIT for the year ended December 31, 2015 or the two-year period ended December 31, 2016, respectively, the restricted stock and restricted stock unit awards will be forfeited.

Employment Agreement with Mark Zoradi

In July 2014, the Compensation Committee approved, and the Company subsequently entered into, an employment agreement with Mark Zoradi, who was hired as the Company’s Chief Operating Officer, effective

August 1, 2014. The employment agreement provided for Mr. Zoradi’s employment with the Company until August 1, 2017 (or, if the Company exercised its option to extend the term for an additional two years, August 1, 2019), however, as discussed in more detail in the section entitled “Estimated Executive Benefits and Payments upon Termination or Change in Control,” Mr. Zoradi’s employment terminated in January 2015. The terms and conditions of the employment agreement were determined through arm’s-length negotiation with Mr. Zoradi and are described in greater length in the section entitled “Executive Employment Agreements—Employment Agreements with Other Named Executive Officers.”

Based upon, among other things, review of competitive market data and consideration of internal pay equity, the employment agreement provided that Mr. Zoradi’s annual cash salary would be $1,200,000. His target annual bonus was $1,200,000 and his target annual long-term incentive compensation was $1,600,000. The Compensation Committee retained ultimate discretion with respect to the form and amount of such awards.

Employment Agreement with Fazal Merchant

In August 2014, the Compensation Committee approved, and the Company subsequently entered into, an employment agreement with Fazal Merchant, who was hired as the Company’s Chief Financial Officer, effective September 15, 2014. The employment agreement provides for Mr. Merchant’s employment with the Company until December 31, 2017 (or, if the Company exercises its option to extend the term for an additional two years, December 31, 2019). The terms and conditions of the employment agreement were determined through arm’s-length negotiation with Mr. Merchant and are described in greater length in the section entitled “Executive Employment Agreements—Employment Agreements with Other Named Executive Officers.”

Based upon, among other things, review of competitive market data and consideration of internal pay equity, the employment agreement provides that Mr. Merchant’s annual cash salary will be $700,000. His target annual bonus is $700,000 and his target annual long-term incentive compensation is $1,200,000. The Compensation Committee retains ultimate discretion with respect to the form and amount of such awards. Mr. Merchant also received a sign-on bonus of $350,000. In order to compensate Mr. Merchant for amounts that he was required to forfeit upon leaving his prior employer and joining the Company, the Compensation Committee has agreed to make following additional cash payments to Mr. Merchant, assuming he remains employed by the Company on the applicable dates: (i) $1,000,000 on December 31, 2014; (ii) $1,300,000 on December 31, 2015; and (iii) $700,000 on December 31, 2016.

2015 Compensation Actions

2015 Restructuring Plan

On January 22, 2015, the Company announced restructuring initiatives (the “2015 Restructuring Plan”) involving the Company’s core feature animation business. The Company also made changes in its senior leadership team and its feature film slate. In connection with the 2015 Restructuring Plan, Mr. Coleman retired from the Company on January 30, 2015 and Mr. Zoradi’s employment terminated on January 30, 2015. For more information regarding the payments and benefits that Messrs. Coleman and Zoradi received or will receive in connection with their departures, please see the section entitled “Estimated Executive Benefits and Payments upon Termination or Change in Control.”

October 2011 Performance Compensation Awards

In October 2011, the Compensation Committee granted performance compensation awards to Mr. Coleman and Ms. Daly as part of their annual long-term incentive awards. The performance compensation awards were eligible to vest, depending on the Company’s average annual ROE for the three-year performance period ending December 31, 2014. The threshold average annual ROE for these awards was 4.2%. In February 2015, the

Compensation Committee certified that the Company achieved average annual ROE of (2.5)% for the performance period and, as a result, all of the awards were cancelled without payment.

October 2013 Time-Based Restricted Stock and Restricted Stock Units

In October 2013, the Compensation Committee granted time-based restricted stock units to Mr. Katzenberg, Ms. Daly and Mr. Francis and time-based restricted stock to Mr. Coleman, which, in each case, included an initial performance hurdle based on the Company achieving positive EBIT for the year ended December 31, 2014. Provided that this requirement is satisfied, the awards vest in four equal annual installments, with the first vesting date occurring on the date in 2015 when the Compensation Committee certifies that the performance requirement has been satisfied and subsequent vesting dates occurring on the second, third and fourth anniversaries of the date of grant. In February 2015, the Compensation Committee certified that the Company did not achieve positive EBIT for the performance period and, as a result, the awards to Mr. Katzenberg, Mr. Coleman, Ms. Daly and Mr. Francis were forfeited.

February 2015 Grant of Performance Compensation Awards

In February 2015, the Compensation Committee granted performance compensation awards of restricted stock to Mr. Katzenberg, Ms. Daly, Mr. Francis and Mr. Merchant which had an intended grant-date fair value (at target levels) as shown:

Named Executive Officer	Target Grant-Date Value of Award	Performance Compensation Awards (# of Shares)
		Target	Maximum
Jeffrey Katzenberg	$1,125,000	52,545	78,817
Ann Daly	875,000	40,868	81,736
Michael Francis	562,500	26,272	52,544
Fazal Merchant	300,000	14,012	28,024

The performance compensation awards will vest with respect to some or all of the awards, depending on the achievement of the specified performance criteria for the three-year performance period ending December 31, 2017. In computing the grant value of the performance compensation awards, the awards were valued at the target number of shares. However, in recognition of the at-risk nature of the awards, each executive may earn up to a maximum of 200% (in the case of Mr. Katzenberg, 150%) of target, depending upon the achievement of the performance criteria. The performance criteria applicable to these awards are the Company’s average annual return on equity (“ROE”), revenues and operating cash flow for the three-year period ending December 31, 2017. Each performance criterion is weighted equally and one-third of the target number of shares subject to the performance compensation award will vest with respect to some or all of that portion of the award, depending on the achievement of the performance criterion to which the portion of the award relates. The table below shows for each of the criteria the respective threshold, target and maximum amounts applicable to such criteria.

Performance Criteria	Weighting	2015-2017 Performance Goals (Dollars in millions)
		Threshold	Target	Maximum
Revenue	33.3%	$900	$1,000	$1,100
Operating Cash Flow	33.3%	$40	$90	$140
ROE	33.3%	1.0%	4.0%	7.0%

For average annual amounts below the threshold with respect to a specific criterion, none of the award allocated to such criterion will be earned. For average annual amounts between any two of the threshold, target and maximum amounts specified, the amount earned will be determined by linear interpolation between the two corresponding levels. For purposes of the awards, (i) annual ROE is defined as the Company’s EBIT expressed as a percentage of the average of the Company’s stockholder’s equity at the beginning and end of the year, (ii) revenues will be the Company’s total revenues as reported in its consolidated statements of operations and (iii) operating cash flow will be the Company’s net cash provided by operating activities as reported in its consolidated statements of cash flows. The computation of ROE, revenues and operating cash flow will exclude a number of items, as applicable, including (i) the effects of the Company’s tax sharing agreement with a former stockholder, (ii) the portion of film amortization expense that represents interest expense capitalized to films and other productions, (iii) the effects of share repurchases and (iv) the compensation expense associated with the awards. The Compensation Committee believes that the three criteria selected will provide incentives to the named executive officers to appropriately balance the objectives of increasing overall revenues while still focusing on long-term shareholder value and cash flow.

Tax Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m). Section 162(m) provides that the Company may not deduct compensation of more than $1,000,000 paid in any year to the Chief Executive Officer or any of the three most highly compensated officers (excluding the Chief Financial Officer), unless the compensation qualifies as “performance based compensation” under Section 162(m). We have considered the potential impact of Section 162(m) on the Company’s compensation plans and have determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee believes it is consistent with the Company’s best interests. The Company’s compensation plans have generally been designed to permit the Compensation Committee to grant awards that qualify for deductibility under Section 162(m). While the Compensation Committee considers deductibility as one factor in determining executive compensation, the Committee believes that stockholder interests are best served by the Committee retaining the flexibility to approve compensation that is not deductible by the Company for tax purposes.

Other Items

Insider Trading Policy (Including Anti-Hedging and Anti-Pledging)

Our Insider Trading Policy applies to all transactions in our securities, including common stock, restricted stock, restricted stock units, performance compensation awards, stock options, stock appreciation rights. They also apply to any other securities we may issue from time to time, as well as to derivative securities relating to our stock, whether or not issued by us, such as exchange-traded options.

We believe it is improper and inappropriate for any of our directors, officers or employees to engage in short-term or speculative transactions involving Company securities. Accordingly, the Insider Trading Policy prohibits all employees from entering into a variety of activities with respect to our securities, including:

•	hedging transactions, such as buying puts or calls with respect to our stock;

•	purchasing Company securities on margin or pledging Company securities as collateral for loans; and

•	short sales.

Stock Ownership Guidelines

As noted above, an important element of our compensation philosophy is to align the long-term interests of executive officers with those of our stockholders by providing appropriate incentives. In furtherance of this objective, the Compensation Committee adopted stock ownership guidelines in February 2011, which are applicable to the named executive officers. The named executive officers have five years to comply, starting from the adoption of the guidelines or, if later, from becoming a named executive officer. Under the guidelines, named executive officers are required to hold shares of Company stock having a value equal to the following percentages of their base salaries: Chief Executive Officer—600%; President and Chief Operating Officer—300%; and all other named executive officers—200%. For these purposes, any unvested restricted stock units and restricted stock (but not outstanding vested or unvested stock options, SARs or unearned performance compensation awards) are treated as held by the officer.

Compensation Committee Charter

The Compensation Committee acts pursuant to a written charter, which the Compensation Committee reviews on an annual basis. From time to time, the Compensation Committee may recommend that the Board of Directors approve revisions to the charter as appropriate to reflect evolving practices or changes in legal or regulatory requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Mellody Hobson, Chair

Thomas Freston

Lucian Grainge

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

DreamWorks Animation compensates its executive officers pursuant to their respective employment agreements. For a further discussion of the Company’s underlying compensation policies and decisions, see “Compensation Discussion and Analysis.” The following Summary Compensation Table sets forth summary compensation information for our Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, for the year ended December 31, 2014, as well as for Mr. Coleman, who served as our Chief Financial Officer for a portion of the year ended December 31, 2014 (collectively, the “named executive officers”). Each of Mr. Coleman’s and Mr. Zoradi’s employment with the Company terminated as of January 30, 2015. This Summary Compensation Table is accompanied by an “All Other Compensation” Table, a “Grants of Plan-Based Awards” Table and additional narrative discussion as necessary to assist in the understanding of the information presented in each of such tables.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey Katzenberg(4)	2014	$2,500,000	$—		$3,374,985	$—	$506,136	$6,381,121
Chief Executive Officer	2013	$2,500,000	$—		$4,499,954	$6,000,000	$483,248	$13,483,202
	2012	$365,386	$—		$4,499,988	$—	$375,331	$5,240,705

Ann Daly	2014	$1,500,000	$—		$2,624,986	$—	$26,369	$4,151,355
President	2013	$1,500,000	$—		$3,499,957	$3,000,000	$25,170	$8,025,127
	2012	$1,083,323	$—		$3,499,979	$—	$34,681	$4,617,983

Fazal Merchant(5)	2014	$188,462	$1,350,000	(6)	$899,981	$—	$39,799	$2,478,242
Chief Financial Officer

Michael Francis	2014	$1,200,000	$—		$1,687,493	$—	$367,383	$3,254,876
Chief Global Brand Officer	2013	$1,089,231	$—		$2,249,960	$2,400,000	$357,901	$6,097,092
	2012	$13,846	$—		$2,249,991	$—	$56,131	$2,319,968

Mark Zoradi(7)	2014	$443,077	$—		$1,599,998	$—	$13,948	$2,057,023
Former Chief Operating Officer

Lewis W. Coleman(4)(8)	2014	$2,274,615	$108,334	(9)	$999,999	$—	$63,399	$3,446,347
Former Vice Chairman, President and Chief Financial Officer	2013	$2,000,000	$108,333	(9)	$999,997	$—	$38,010	$3,146,340
	2012	$2,000,000	$108,333	(9)	$999,988	$—	$46,870	$3,155,191

(1)

The amounts shown represent the aggregate grant-date fair value of the award made during each respective year, as computed in accordance with Accounting Standards Codification 718 “Compensation-Stock Compensation” (“ASC 718”). For a further discussion of the assumptions used in the calculation of the grant-date fair values for each year (for all applicable grants of equity awards) pursuant to ASC 718, please see “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements— Note 18 Stock-Based Compensation” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. For further discussion of grants made in 2014, see the accompanying “Grants of Plan-Based Awards” Table. As discussed above in Compensation Discussion and Analysis, each of the named executive officers (other than Mr. Zoradi) received equity awards in 2014 comprised of time-vested restricted stock units or restricted stock (which also include a performance condition that the Company achieve positive EBIT for the year ending December 31, 2015 or on a cumulative basis for the years ended December 31, 2015 and 2016 in the aggregate if EBIT for the year ending December 31, 2015 is negative). Mr. Zoradi received an award in 2014 comprised of time-vested restricted stock units (which also includes a performance condition that the Company achieve positive EBIT for the year ending December 31, 2015). The maximum value of such award is shown in the table. Mr. Zoradi also received a performance compensation award in July 2014 that is subject to the achievement of certain performance hurdles for the three-year period ending December 31, 2016. The amounts included in the column for 2014 represent the “target” level of performance for this performance compensation award. The aggregate value of this award at the maximum level of performance would be $1,999,998. See “Compensation Discussion and Analysis—2014 Compensation Actions—Long-Term Incentive Compensation.”

(2)

The amounts reflected in “Non-Equity Incentive Plan Compensation” column represent amounts earned during each respective year under the Company’s annual performance-based incentive program. See “Compensation Discussion and Analysis—2014 Compensation Actions—Annual Incentive Awards.”

(3)

The components of “All Other Compensation” for 2014 are detailed below in the “All Other Compensation” Table. The amounts shown do not include life insurance premiums for coverage offered through programs available on a nondiscriminatory basis to substantially all of the Company’s employees (other than those covered by a collective bargaining agreement).

(4)	Mr. Katzenberg and Mr. Coleman also serve or served as directors of the Company. Neither Mr. Katzenberg nor Mr. Coleman received any separate compensation for his role as a director in 2014.
(5)	Mr. Merchant commenced employment with the Company in September 2014.
(6)

Under the terms of his employment agreement, Mr. Merchant received cash awards totaling $1,350,000 in 2014 consisting of a $350,000 signing bonus and a $1,000,000 payment on December 31, 2014 to compensate Mr. Merchant for amounts that he was required to forfeit upon leaving his prior employer.

(7)	Mr. Zoradi served as our Chief Operating Officer from August 2014 until January 2015.
(8)	Mr. Coleman served as our President and Chief Financial Officer until August 2014 and as our Vice Chairman from August 2014 to January 2015.
(9)	In October 2010, Mr. Coleman received a time-vested cash award that vested in four equal installments in October 2011, 2012, 2013 and 2014.

In 2014, our named executive officers’ salaries and bonuses represented the following approximate percentages of their total compensation: Mr. Katzenberg—39%; Ms. Daly—36%; Mr. Merchant—62%; Mr. Francis—37%; Mr. Zoradi—22%; and Mr. Coleman—69%. As discussed in more detail under the heading “Compensation Discussion and Analysis—2015 Compensation Actions—February 2015 Grant of Performance Compensation Awards,” the performance compensation awards granted to Messrs. Katzenberg, Merchant and Mr. Francis and Ms. Daly in respect of 2014 compensation are not included in the Summary Compensation Table or these percentages because the awards were granted in February 2015.

The following table outlines the amounts included in “All Other Compensation” in the Summary Compensation Table for our named executive officers in 2014:

ALL OTHER COMPENSATION

Name	Tax/Investment Consulting(1)	Legal Services	Commuting and Relocation		Personal Security Services		Other Personal Benefits		Tax Reimbursements		Total All Other Compensation
Jeffrey Katzenberg	$—	$—	$—		$500,936	(2)	$5,200	(3)	$—		$506,136
Chief Executive Officer

Ann Daly	$20,870	$—	$—		$—		$5,499	(4)	$—		$26,369
President

Fazal Merchant	$6,375	$17,785	$—		$—		$741	(5)	$14,898	(6)	$39,799
Chief Financial Officer

Michael Francis	$20,000	$—	$185,541	(7)	$—		$5,200	(3)	$156,642	(8)	$367,383
Chief Global Brand Officer

Mark Zoradi	$8,748	$—	$—		$—		$5,200	(3)	$—		$13,948
Former Chief Operating Officer

Lewis W. Coleman	$34,207	$13,968	$—		$—		$5,200	(3)	$10,024	(6)	$63,399
Former Vice Chairman, President and Chief Financial Officer

(1)	Represents payments made to a third party for tax and/or personal financial consulting services.
(2)

Represents the aggregate incremental cost to the Company of providing personal security services to Mr. Katzenberg. Since the Company requires this protection under a comprehensive security program and it is not designed to provide a personal benefit (other than the intended security), the Company does not view these security arrangements as compensation to Mr. Katzenberg. However, in accordance with SEC guidance on this issue, the Company reports these security arrangements as perquisites.

(3)	Represents 401(k) plan employer matching contributions.
(4)	Reflects $299 for the aggregate incremental cost of personal, spousal or guest travel and entertainment and $5,200 in 401(k) plan employer matching contributions.
(5)	Reflects certain expenses associated with providing personal mobile devices.
(6)	Reflects a tax gross-up on income related to legal services provided.
(7)

Represents the aggregate incremental cost to the Company of Mr. Francis’ airfare, apartment and other expenses in connection with travel between the Company’s headquarters in Glendale, California and his residences in Los Angeles and Minnesota. In accordance with the definition of perquisites contained in Item 402 of Regulation S-K, we have included the aggregate incremental costs of these trips as a perquisite to Mr. Francis.

(8)	Reflects a tax gross-up on income related to the items shown as “Commuting and Relocation.”

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding of grants of equity awards (such as grants of restricted stock units) and under other compensation arrangements made during 2014:

GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Approval Date(1)	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Katzenberg(3)	10/22/2014	11/3/2014	$—	$—	$—	—	153,130	—	—	—	$—	$3,374,985
Chief Executive Officer	2/19/2014	2/19/2014	$2,000,000	$4,000,000	$6,000,000	—	—	—	—	—	$—	$—

Ann Daly(3)	10/22/2014	11/3/2014	$—	$—	$—	—	119,101	—	—	—	$—	$2,624,986
President	2/19/2014	2/19/2014	$750,000	$1,500,000	$3,000,000	—	—	—	—	—	$—	$—

Fazal Merchant(3)	10/22/2014	11/3/2014	$—	$—	$—	—	40,834	—	—	—	$—	$899,981
Chief Financial Officer	8/1/2014	8/1/2014	$350,000	$700,000	$1,400,000	—	—	—	—	—	$—	$—

Michael Francis(3)	10/22/2014	11/3/2014	$—	$—	$—	—	76,565	—	—	—	$—	$1,687,493
Chief Global Brand Officer	2/19/2014	2/19/2014	$600,000	$1,200,000	$2,400,000	—	—	—	—	—	$—	$—

Mark Zoradi(3)	7/28/2014	8/1/2014	$—	$—	$—	—	59,940	—	—	—	$—	$1,199,999
Former Chief Operating	7/28/2014	8/1/2014	$—	$—	$—	9,990	19,980	39,960	—	—	$—	$400,000
Officer	7/28/2014	8/1/2014	$600,000	$1,200,000	$2,400,000	—	—	—	—	—	$—	$—

Lewis W. Coleman(3)	10/22/2014	11/3/2014	$—	$—	$—	—	45,372	—	—	—	$—	$999,999
Former Vice Chairman, President and Chief Financial Officer

(1)

In accordance with our equity grant policy described in “Compensation Discussion and Analysis,” our current policy is generally to consider equity awards to the named executive officers at the time of regularly scheduled Compensation Committee meetings, with each grant occurring during the trading window established for Company insiders following the release of quarterly earnings.

(2)

Amounts represent the grant-date fair value of equity awards made in 2014, as computed in accordance with ASC 718, and, in the case of performance-based stock awards, represent “target” level performance.

(3)

Pursuant to each of these named executive officers’ employment agreements, subject to annual approval by the Compensation Committee, the named executive officers are entitled to receive an annual equity incentive award (in such form of equity-based compensation as the Compensation Committee may determine). For a further discussion of terms of these grants, see “Compensation Discussion and Analysis.”

All restricted stock units and restricted stock shown in the table were granted under the 2008 Plan. The restricted stock units and restricted stock granted in October 2014 are subject to the Company achieving positive EBIT for the year ending December 31, 2015 or on a cumulative basis for the two-year period ending December 31, 2016, as well as service-based vesting requirements over the four-year period ending on the fourth anniversary of the grant date. The restricted stock units granted to Mr. Zoradi in July 2014 are subject to the Company achieving positive EBIT for the year ending December 31, 2015. The performance compensation awards granted to Mr. Zoradi in July 2014 are subject to the achievement of certain performance hurdles for the three-year period ending December 31, 2016. See “Compensation Discussion and Analysis—2014 Compensation Actions—Long-Term Incentive Compensation.” The methodology used by the Compensation Committee in making the awards to the named executive officers is discussed in the “Compensation Discussion and Analysis—Analysis of Executive Compensation Elements.” The vesting of awards may, in certain instances, continue following termination of employment or be accelerated upon certain events. See “Compensation Discussion and Analysis” and “—Executive Employment Agreements” for a discussion of the principal terms of our named executive officers’ employment agreements.

For a discussion of additional information necessary to understand the Equity Incentive Plan Awards shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), please see the section entitled “Compensation Discussion and Analysis—2014 Compensation Actions—Long-Term Incentive Compensation.”

All Non-Equity Incentive Plan Awards shown in the table were granted under the Annual Incentive Plan. For a discussion of additional information necessary to understand such awards (including a discussion of the performance criteria established and actual payouts, if applicable, under such awards), please see the section entitled “Compensation Discussion and Analysis—2014 Compensation Actions—Annual Incentive Awards.”

We have entered into an employment agreement with each of our named executive officers. For a further discussion of the employment agreements, please see “Compensation Discussion and Analysis—Determining Executive Compensation—Use of Employment Agreements and Competitive Assessments in Compensation Determinations” and “—Executive Employment Agreements.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for the named executive officers as of December 31, 2014:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Katzenberg	800,000	—	—	$24.28	5/1/2019	129,039	(1)	$2,881,441	296,171	(2)	$6,613,498
Chief Executive Officer	269,796	—	—	35.30	10/29/2020

Ann Daly	10,146	—	—	$24.64	12/30/2015	74,133	(3)	$1,655,390	230,355	(4)	$5,143,827
President	156,250	—	—	28.80	11/28/2016
	163,010	—	—	31.37	11/2/2017

Fazal Merchant	—	—	—	$—	—	—		$—	40,834	(5)	$911,823
Chief Financial Officer

Michael Francis	—	—	—	$—	—	50,223	(6)	$1,121,480	151,604	(7)	$3,385,317
Chief Global Brand Officer

Mark Zoradi	—	—	—	$—	—	—		$—	69,930	(8)	$1,561,537
Former Chief Operating Officer

Lewis W. Coleman	55,332	—	—	$24.85	3/20/2016	36,968	(9)	$825,495	128,827	(10)	$2,876,707
Former Vice Chairman,	169,270	—	—	28.80	11/28/2016
President and	176,594	—	—	31.37	11/2/2017
Chief Financial Officer	197,144	—	—	28.10	10/31/2018
	173,117	—	—	32.00	10/30/2019
	73,069	—	—	35.30	10/29/2020

(1)

Consists of (i) 49,702 restricted stock units that vest on October 28, 2015 and (ii) 79,337 restricted stock units that vest with respect to 39,668 and 39,669 shares on November 6, 2015 and 2016, respectively.

(2)

Consists of (i) performance compensation awards in the form of 26,445 and 16,656 restricted stock units that vest on December 31, 2015 and 2016, respectively, subject to the satisfaction of certain performance criteria measured over the three-year period ending on such date, (ii) 99,940 restricted stock units that vest ratably at a rate of 25% on February 18, 2015, November 1, 2015, November 1, 2016 and November 1, 2017, subject to the Company achieving positive EBIT for the year ending December 31, 2014 (which was not achieved) and (iii) 153,130 restricted stock units that vest ratably at a rate of 25% on February 19, 2016 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2015), November 3, 2016, November 3, 2017 and November 3, 2018, subject to the Company achieving positive EBIT for the year ending December 31, 2015 (or, if not, at a rate of 50% on February 21, 2017 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2016), 25% on November 3, 2017 and 25% on November 3, 2018.

(3)

Consists of (i) 12,426 restricted stock units that vest on October 28, 2015 and (ii) 61,707 restricted stock units that vest with respect to 30,853 and 30,854 shares on November 6, 2015 and 2016, respectively.

(4)

Consists of (i) performance compensation awards in the form of 20,568 and 12,955 restricted stock units that vest on December 31, 2015 and 2016, respectively, subject to the satisfaction of certain performance criteria measured over the three-year period ending on such date, (ii) 77,731 restricted stock units that vest ratably at a rate of 25% on February 18, 2015, November 1, 2015, November 1, 2016 and November 1, 2017, subject to the Company achieving positive EBIT for the year ending December 31, 2014 (which was not achieved) and (iii) 119,101 restricted stock units that vest ratably at a rate of 25% on February 19, 2016 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2015), November 3, 2016, November 3, 2017 and November 3, 2018, subject to the Company achieving positive EBIT for the year ending December 31, 2015 (or, if not, at a rate of 50% on February 21, 2017 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2016), 25% on November 3, 2017 and 25% on November 3, 2018.

(5)

Consists of 40,834 restricted stock units that vest ratably at a rate of 25% on February 19, 2016 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2015), November 3, 2016, November 3, 2017 and November 3, 2018, subject to the Company achieving positive EBIT for the year ending December 31, 2015 (or, if not, at a rate of 50% on February 21, 2017 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2016), 25% on November 3, 2017 and 25% on November 3, 2018.

(6)	Consists of 50,223 restricted stock units that vest with respect to 25,111 and 25,112 shares on December 6, 2015 and 2016, respectively.
(7)

Consists of (i) performance compensation awards in the form of 16,741 and 8,328 restricted stock units that vest on December 31, 2015 and 2016, respectively, subject to the satisfaction of certain performance criteria measured over the three-year period ending on such date, (ii) 49,970 restricted stock units that vest ratably at a rate of 25% on February 18, 2015, November 1, 2015, November 1, 2016 and November 1, 2017, subject to the Company achieving positive EBIT for the year ending December 31, 2014 (which was not achieved) and (iii) 76,565 restricted stock units that vest ratably at a rate of 25% on February 19, 2016 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2015), November 3, 2016, November 3, 2017 and November 3, 2018, subject to the Company achieving positive EBIT for the year ending December 31, 2015 (or, if not, at a rate of 50% on February 21, 2017 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2016), 25% on November 3, 2017 and 25% on November 3, 2018.

(8)

Consists of (i) performance compensation awards in the form of 9,990 restricted stock units that vest on December 31, 2016, subject to the satisfaction of certain performance criteria measured over the three-year period ending on such date and (ii) 59,940 restricted stock units that vest ratably at a rate of 25% on February 18, 2016 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2015), August 1, 2016, August 1, 2017 and August 1, 2018, subject to the Company achieving positive EBIT for the year ending December 31, 2015.

(9)	Consists of 36,968 shares of restricted stock that vested on January 30, 2015.
(10)

Consists of (i) performance compensation awards in the form of 53,843 shares of restricted stock that were originally scheduled to vest on February 18, 2015 subject to the satisfaction of certain performance criteria measured over the three-year period ending December 31, 2014 (this award vested on January 30, 2015 upon Mr. Coleman’s termination of employment), (ii) 29,612 shares of restricted stock that vest ratably at a rate of 25% per year on February 18, 2015, November 1, 2015, November 1, 2016 and November 1, 2017, subject to the Company achieving positive EBIT during the year ending December 31, 2014 (which was not achieved) and (iii) 45,372 shares of restricted stock that vest ratably at a rate of 25% on February 19, 2016 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2015), November 3, 2016, November 3, 2017 and November 3, 2018, subject to the Company achieving positive EBIT for the year ending December 31, 2015 (or, if not, at a rate of 50% on February 21, 2017 (the date the Compensation Committee is expected to certify the Company’s financial results for the year ending December 31, 2016), 25% on November 3, 2017 and 25% on November 3, 2018.

Options Exercised and Stock Vested

The following table sets forth the options which were exercised and the restricted stock units and shares of restricted stock that vested for the named executive officers during 2014:

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Katzenberg Chief Executive Officer	423,214	$21,161	(1)	89,371	$2,036,627	(2)

Ann Daly President	—	$—		43,278	$972,558	(3)

Fazal Merchant Chief Financial Officer	—	$—		—	$—

Michael Francis Chief Global Brand Officer	—	$—		25,112	$590,132	(4)

Mark Zoradi Former Chief Operating Officer	—	$—		—	$—

Lewis W. Coleman Former Vice Chairman, President and Chief Financial Officer	—	$—		29,819	$682,467	(5)

(1)	Amount based on 423,214 stock options with an exercise price of $28.000 exercised on September 29, 2014 at a price of $28.050 per share.

(2)

Amount based on: (i) 49,702 restricted stock units that vested on October 28, 2014 at a price of $23.310 per share and (ii) 39,669 restricted stock units that vested on November 6, 2014 at a price of $22.135 per share.

(3)

Amount based on: (i) 12,425 restricted stock units that vested on October 28, 2014 at a price of $23.310 per share and (ii) 30,853 restricted stock units that vested on November 6, 2014 at a price of $22.135 per share.

(4)	Amount based on 25,112 restricted stock units that vested on December 6, 2014 at a price of $23.500 per share.
(5)

Amount based on: (i) 13,461 shares of restricted stock that vested on October 28, 2014 at a price of $23.310 per share; (ii) 4,604 shares of restricted stock that vested on October 29, 2014 at a price of $23.570 per share; and (iii) 11,754 shares of restricted stock that vested on November 6, 2014 at a price of $22.135 per share.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about equity-based awards outstanding and shares of Class A Stock available for future awards under all of our equity compensation plans as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	9,926,892	$29.64	11,061,276
Equity compensation plans not approved by security holders	—	—	—

Total	9,926,892	$29.64	11,061,276

(1)

Includes 5,262,839 shares subject to restricted stock units or performance compensation awards (at maximum performance levels) that entitle each holder to one share of Class A common stock for each unit or award that vests over the holder’s period of continued service (or, in the case of certain awards to outside directors, upon the director’s departure from the Board) and/or the satisfaction or attainment of specified performance criteria. For purposes of this column, each outstanding SAR is assumed to result in the issuance of one share; however, the actual portion of a share issued upon exercise of a SAR will depend on the stock price at the time of exercise.

(2)

Calculated without taking into account the 5,262,839 shares of Class A common stock subject to the awards described in footnote 1 and that will become issuable following the vesting of those units and awards, without any cash consideration or other payment required for those shares.

(3)

As of December 31, 2014, 10,261,276 shares of Class A common stock were available for issuance under the 2008 Plan. Pursuant to the 2008 Plan, the number of shares available for issuance is automatically increased by, among other things, the number of shares with respect to awards that are forfeited as well as the number of shares surrendered or tendered to the Company in payment of the exercise price of any award or any taxes required to be withheld in respect of any award. Such shares may be issued upon the exercise of stock options or stock appreciation rights granted under the 2008 Plan or pursuant to restricted stock issuances, restricted stock unit awards, performance compensation awards, performance units, deferred share units and other equity-based awards under the 2008 Plan. Includes 800,000 shares of Class A common stock available for issuance under our broad-based, stockholder-approved Employee Stock Purchase Plan (the “ESPP”). The ESPP provides employees with the right to purchase shares in an amount and at a price that are not determined until the end of the specified purchase period. As of the date of this Proxy Statement, the Company has not granted any purchase rights or issued any shares under the ESPP.

Estimated Executive Benefits and Payments Upon Termination or Change in Control

The following table reflects the amounts of compensation that would be due to each of our named executive officers pursuant to their respective employment agreements upon termination for good reason, involuntary termination without cause, termination for cause, a change in control of the Company, termination following a change in control of the Company and in the event of incapacity, disability or death of the executive, as if each of such events had occurred on December 31, 2014. For a discussion of the terms of each executive’s employment agreement as in effect on December 31, 2014, please see “—Executive Employment Agreements.” The amounts shown below are estimates of the payments that each executive officer shown would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event. Amounts paid to each of Mr. Coleman and Mr. Zoradi in connection with his departure from the Company in 2015 are discussed following this table.

Event	Jeffrey Katzenberg	Ann Daly	Fazal Merchant	Michael Francis	Mark Zoradi	Lewis W. Coleman
Termination for Good Reason / Involuntary Termination without Cause:
Cash severance(1)	$23,918,056	$6,762,011	$4,100,000	$3,330,000	$3,103,333	$4,000,000
Acceleration of equity and cash-based awards(2)	6,300,834	4,314,915	911,823	2,831,176	1,338,460	1,838,652
Continuation of medical / welfare benefits and perquisites(3)	51,911	110,637	121,753	42,166	101,681	105,310

Total	$30,270,801	$11,187,563	$5,133,576	$6,203,342	$4,543,475	$5,943,962

Involuntary Termination for Cause:
Cash severance(1)	$—	$—	$—	$—	$—	$—
Acceleration of equity and cash-based awards(2)	—	—	—	—	—	—
Continuation of medical / welfare benefits and perquisites(3)	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—

Incapacity / Disability:
Cash severance(1)	$3,517,361	$1,500,000	$2,700,000	$555,000	$1,200,000	$2,000,000
Acceleration of equity and cash-based awards(2)	2,995,545	1,744,138	246,952	529,701	446,153	859,308
Continuation of medical / welfare benefits and perquisites(3)	51,911	39,318	40,584	42,166	39,318	52,655

Total	$6,564,817	$3,283,456	$2,987,536	$1,126,867	$1,685,471	$2,911,963

Death:
Cash severance(1)	$2,500,000	$1,500,000	$2,700,000	$1,110,000	$1,200,000	$2,000,000
Acceleration of equity and cash-based awards(2)	2,995,545	1,744,138	246,952	529,701	446,153	859,308
Continuation of medical / welfare benefits and perquisites(3)	18,448	—	—	—	—	—

Total	$5,513,993	$3,244,138	$2,946,952	$1,639,701	$1,646,153	$2,859,308

Change in Control and No Termination:
Cash severance(1)	$—	$—	$—	$—	$—	$—
Acceleration of equity and cash-based awards(2)	—	—	—	—	—	—
Continuation of medical / welfare benefits and perquisites(3)	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—

Change in Control and Involuntary Termination or Termination for Good Reason:
Cash severance(1)	$23,918,056	$6,762,011	$4,100,000	$7,200,000	$3,103,333	$4,000,000
Acceleration of equity and cash-based awards(2)	8,225,754	5,812,075	911,823	3,950,758	1,784,614	1,838,652
Continuation of medical / welfare benefits and perquisites(3)(4)	51,911	110,637	121,753	91,169	101,681	105,310

Total	$32,195,721	$12,684,723	$5,133,576	$11,241,927	$4,989,628	$5,943,962

(1)

Amounts shown do not include any amounts that might be due at the time of payment for accrued and unpaid salary, bonuses, vacation or interest on payments (if any) delayed as a result of Section 409A of the Code.

(2)

Calculated using the fair market value of unvested restricted stock and restricted stock units and the in-the-money value of unvested options and SARs as of December 31, 2014. Where applicable for awards with performance-based vesting conditions, the amounts shown have been estimated based upon a stock price of $22.33 per share, the Company’s stock price as of December 31, 2014. For purposes of the performance compensation awards granted in 2012, 2013 and 2014, the awards are assumed to be earned at 0%, 98% and 100% of target, respectively. For purposes of estimating the value of the restricted stock units and restricted stock granted in 2014, we have assumed that the EBIT goal has been satisfied.

(3)

For the named executive officers in the table, the amounts shown consist of, for the period specified in each executive’s employment agreement, (i) the continued provision of the tax and investment consulting services listed in the “All Other Compensation” Table at 2014 levels (or, in the case of Mr. Merchant and Mr. Zoradi, annualized amounts based on 2014 levels) and (ii) the continued provision of certain health and welfare benefits. With respect to continued health and welfare benefits, the amounts shown (i) have been calculated based upon the Company’s current actual costs of providing the benefits and (ii) have not been discounted for the time value of money. The current annual cost of providing the continued benefits to each of our eligible named executive officers is as follows: Jeffrey Katzenberg—$18,448; Ann Daly—$39,318; Fazal Merchant—$40,584; Michael Francis—$45,584; Mark Zoradi—$39,318; and Lewis W. Coleman—$52,655.

(4)

As disclosed below in the section entitled “—Executive Employment Agreements,” in the event that, within one year following a change in control, a named executive officer is involuntarily terminated without cause or he or she terminates for good reason (or, in the case of Ms. Daly, Mr. Merchant, Mr. Francis, Mr. Zoradi and Mr. Coleman, if his or her employment agreement expires by its terms), the named executive officer will be entitled to receive his or her cash severance payments and benefits for a period equal to the greater of the remaining term of his or her employment agreement and two years.

Since each named executive officer’s employment agreement generally provides for the continuation of salary and benefits until the end of the original employment period, payments for cash severance and continued benefits and perquisites will generally be made ratably over the remaining period of an executive’s employment agreement (subject to any delays required pursuant to Section 409A of the Code). Depending upon the termination event, equity and cash-based awards will be accelerated either upon termination or upon the completion of the performance period provided for in the original grant.

None of the named executive officers is entitled to excise tax gross-up payments; instead, his or her employment agreement provides for a “best net” approach, whereby the payment is limited to the threshold amount under Section 280G of the Code if the net benefit to the named executive officer would otherwise be greater than receiving the full value and paying the excise tax. The estimated termination payments and benefits presented in the table above do not reflect any reductions that may be more favorable to the named executive officer on a net after-tax basis.

Each of Mr. Katzenberg’s, Ms. Daly’s and Mr. Coleman’s employment agreements, as in effect on December 31, 2014, provides for some form of additional vesting of previously granted equity-based and cash-based compensation awards under certain conditions following expiration of the original term of the employment agreement. Under each of their employment agreements, the officer will be entitled to all equity and cash-based compensation that has vested and, if the officer retires from the Company, the officer’s equity and cash-based compensation that has not vested will become vested, provided that any such compensation will continue to be subject to the achievement of any applicable performance goals. All options and other similar awards will remain exercisable for the remaining original term of the grant. The officer will be considered to have retired from the Company if his or her employment with the Company terminates within 30 days following the end of the term of his or her employment agreement and, as of such date, he or she is 55 years old and the sum of his or her age and years of service with the Company is at least 70. As of December 31, 2014, each of Mr. Katzenberg, Ms. Daly and Mr. Coleman satisfied these requirements. If the officer does not retire following the end of the term of his or her employment agreement, his or her outstanding equity and cash-based compensation awards will continue to vest during his or her continued employment in accordance with their terms and any new employment agreement between the officer and the Company. All options, stock appreciation rights and other similar awards will remain exercisable for the remaining original term of the grant. For each of our executive officers mentioned in this paragraph, if his or her employment agreement had expired as of December 31, 2014 and he or she had retired from the Company on such date, the provisions described in this paragraph would have resulted in the following benefits (based, among other things, on the closing stock price as of December 31, 2014):

J. Katzenberg	L. Coleman	A. Daly
$6,300,834	$1,838,652	$4,314,915

Mr. Coleman’s employment with the Company terminated on January 30, 2015. In accordance with the terms of his employment agreement, he is entitled to receive, or have the Company pay on his behalf, the following items through the remaining original term of his employment agreement: (i) continuation of salary—$3,833,333; (ii) acceleration of certain unvested equity awards (based on the closing stock price as of January 30, 2015)—

$1,695,441; (iii) tax and investment consulting—$65,563; (iv) 401(k) plan matching contributions—$2,000; and (v) continuation of health and welfare benefits—$35,359. Pursuant to the terms of Mr. Coleman’s employment agreement, these amounts are subject to reduction for amounts that Mr. Coleman receives from any future employment (subject to certain specified exceptions). Mr. Coleman was also previously granted a performance compensation award that will remain subject to the achievement of the applicable performance criteria. In the event that the performance criteria for this award are achieved, Mr. Coleman will receive 45,372 shares of Class A Common Stock having a value of $847,095 (based on the closing stock price as of January 30, 2015).

Mr. Zoradi’s employment with the Company terminated on January 30, 2015. In accordance with the terms of his employment agreement, he is entitled to receive, or have the Company pay on his behalf, the following items through the remaining original term of his employment agreement: (i) continuation of salary—$3,000,000; (ii) tax and investment consulting—$52,175; (iii) 401(k) plan matching contributions—$3,692; and (iv) continuation of health and welfare benefits—$46,120. Pursuant to the terms of Mr. Zoradi’s employment agreement, these amounts will be reduced by amounts that Mr. Zoradi receives from any future employment (subject to certain specified exceptions). Mr. Zoradi was also previously granted two performance compensation awards that will remain subject to the achievement of the applicable performance criteria. In the event that the performance criteria for both of these awards are achieved at target levels, Mr. Zoradi will receive an aggregate of 79,920 shares (99,900 at maximum performance) of Class A Stock having a value of $1,492,106 ($1,865,133 at maximum performance) (based on the closing stock price as of January 30, 2015).

Executive Employment Agreements

Employment Agreement with Jeffrey Katzenberg

On October 24, 2012, we entered into a new employment agreement with Mr. Katzenberg, which superseded and replaced Mr. Katzenberg’s prior employment agreement, and provides for Mr. Katzenberg’s continued employment with the Company until October 23, 2017. Under Mr. Katzenberg’s employment agreement, his professional services are exclusive to the Company. Mr. Katzenberg’s compensation is described in the Summary Compensation Table. In addition to such compensation and customary benefits, Mr. Katzenberg is entitled to reimbursement for business expenses, including those related to private airplane usage in the performance of his duties and security personnel services.

Under Mr. Katzenberg’s employment agreement, following the end of the term of his employment agreement (i.e., October 23, 2017) (provided his employment has not already terminated), in the event Mr. Katzenberg retires, he will be entitled to accelerated vesting of all equity-based awards held by him that are subject to time-based vesting criteria. In the event of retirement, any performance-based equity awards will continue to be subject to the achievement of applicable performance goals, and all options and other similar awards will remain exercisable for the remaining original term of the grant. Mr. Katzenberg will be considered to have retired from the Company if his employment with the Company terminates within 30 days following the end of the term of his employment agreement. See “—Estimated Executive Benefits and Payments upon Termination or Change in Control.” In the event that Mr. Katzenberg does not retire at that time and instead remains employed by the Company, his outstanding equity-based compensation awards will continue to vest during his continued employment in accordance with their terms.

Mr. Katzenberg’s employment agreement provides that we may terminate Mr. Katzenberg’s employment with or without cause (as defined in the agreement), and Mr. Katzenberg may terminate his employment for good reason (as defined in the agreement), subject to the Company’s 90-day cure period. For purposes of Mr. Katzenberg’s employment agreement, “cause” is generally defined as:

•	conviction of a felony, crimes involving moral turpitude, embezzlement or misappropriation of corporate assets; or

•	material breach of the exclusivity, confidentiality and service provisions of the agreement.

For purposes of Mr. Katzenberg’s employment agreement, “good reason” is generally defined as:

•	material breach of the agreement by the Company; or

•	material reduction of his title or duties.

If we terminate Mr. Katzenberg’s employment other than for cause, medical disability or death or if Mr. Katzenberg terminates his employment for good reason, we will provide Mr. Katzenberg his base salary and benefits until the expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, he will be entitled to an annual cash amount equal to the average annual cash bonuses that have been previously paid until the expiration of the employment agreement term. If, within one year following a change in control of the Company, he is involuntarily terminated or terminated for good reason (or his employment agreement expires by its terms), he will receive cash severance payments for a period equal to the greater of the remaining term of the employment agreement and two years. In addition, all equity-based awards that are subject to time-based vesting will accelerate vesting and such awards will remain exercisable for the remainder of the term of the grant. In the event of termination, all performance-based equity awards will continue to be subject to the achievement of applicable performance goals. For purposes of Mr. Katzenberg’s employment agreement, “medical disability” is generally defined as Mr. Katzenberg’s inability to perform a material portion of his duties for 90 consecutive days as a result of his mental or physical incapacity.

If Mr. Katzenberg’s employment is terminated by us for cause, we will have no further obligations to Mr. Katzenberg under the employment agreement, other than with respect to obligations accrued or vested prior to the date of termination.

If Mr. Katzenberg’s employment terminates during the term of the employment agreement as a result of his death or medical disability, Mr. Katzenberg (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment but will not be entitled to receive any grants of equity-based compensation after termination. After termination of employment, subject to the attainment of applicable performance goals, the exercisability or settlement of Mr. Katzenberg’s awards that are subject to performance-based vesting conditions will be determined after the end of the performance period specified in each grant as if Mr. Katzenberg had continued to remain employed throughout the performance period. In the event that performance goals have been attained, Mr. Katzenberg (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for an additional 50% of the time remaining on the employment agreement term (except, in the case of performance-based awards, only to the extent that applicable performance goals have been attained). The exercisable portion of any award will remain exercisable for the remaining term of the grant. In the case of a termination for medical disability, Mr. Katzenberg will be entitled to receive 50% of his base salary and all medical, dental, life and other benefits for the remainder of the term of the employment agreement.

Mr. Katzenberg’s employment agreement provides that his outstanding equity-based compensation will not accelerate vesting in connection with a change in control unless either (i) the successor company refuses to assume his awards or substitute equivalent awards or (ii) within the one-year period following the change in control, Mr. Katzenberg’s employment is involuntarily terminated by the successor company without cause or Mr. Katzenberg voluntarily terminates employment for good reason. In the event Mr. Katzenberg’s equity-based compensation accelerates in connection with a change in control of the Company, any grants having performance-based criteria will vest on the basis that any target goals rather than premium goals have been achieved. Mr. Katzenberg is not entitled to a gross-up for any excise tax imposed on “excess parachute payments.” Instead, Mr. Katzenberg will either be required to pay the excise tax or have his payments reduced if it would be more favorable to him on an after-tax basis.

In our executives’ employment agreements, “change in control” is generally defined as:

•

during any period of 14 calendar months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director elected upon the recommendation of a majority of the Incumbent Directors will be considered an Incumbent Director);

•	the completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company (subject to specified exceptions);

•	our stockholders approve a plan of complete liquidation or dissolution; or

•

any person or entity becomes the beneficial owner of 40% of the combined voting power of the Company but only if such combined voting power is greater than the voting securities then owned by Jeffrey Katzenberg and David Geffen.

We agreed to indemnify Mr. Katzenberg to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Katzenberg’s service to the Company or any affiliate.

Mr. Katzenberg agreed to non-solicitation (continuing for one year following Mr. Katzenberg’s employment) and confidentiality provisions in the agreement.

Employment Agreements with Other Named Executive Officers

We have also entered into an employment agreement with each of our other named executive officers. The principal terms of the employment agreements with our other named executive officers, as in effect on December 31, 2014, are described below.

The employment agreements with Ms. Daly, Mr. Merchant and Mr. Francis terminate on October 23, 2017, December 31, 2017 (December 31, 2019 if the Company exercises its option to extend the agreement for two years), and December 3, 2015 (December 3, 2017 if the Company exercises its option to extend the agreement for two years), respectively. The employment agreements with Mr. Coleman and Mr. Zoradi would have terminated by their terms on December 31, 2016 and August 1, 2017 (August 1, 2019 if the Company had exercised its option to extend the agreement for two years), respectively; instead, however, their agreements terminated in connection with Messrs. Coleman’s and Zoradi’s departures from the Company in January 2015. In addition to the compensation described in the Summary Compensation Table, executive officers are entitled to business expense reimbursement and to participate in the Company’s benefit plans.

The employment agreements provide that we may terminate the executive officer’s employment with or without cause and the executive officer may terminate his or her employment for good reason, subject to the Company’s 90-day cure period. For purposes of these executives’ employment agreements, “good reason” is generally defined as:

•	material breach of the agreement by the Company;

•	diminution in title or reporting obligation;

•	material diminution in duties, in the case of each named executive officer other than Mr. Coleman; or

•

the Company requiring that the executive’s principal place of business be anywhere other than the Los Angeles area or, in the case of Mr. Francis, the Company requiring that he render his services exclusively anywhere other than the Minneapolis, Minnesota area.

If we terminate employment other than for cause, incapacity or death, or the executive officer terminates employment for good reason, we will generally continue his or her base salary and benefits until the expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, the executive officer will be entitled to an annual cash amount equal to the average annual cash bonuses that have been previously paid until the expiration of the employment agreement term. If, within one year following a change in control of the Company, the executive officer is involuntarily terminated or terminates for good reason (or, in the case of Ms. Daly, Mr. Merchant, Mr. Francis, Mr. Zoradi and Mr. Coleman, if his or her employment agreement expires by its terms), the executive officer will receive cash severance payments for a period equal to the greater of the remaining term of his or her employment agreement and two years. In addition, all time-vested equity-based compensation held by the executive officer will accelerate vesting and remain exercisable for the remainder of the term of the grant. With respect to equity grants having performance-based vesting criteria, depending on the date of grant the awards will either accelerate vesting on the basis that any target goals have been achieved or the awards will remain outstanding and will vest at the end of the performance period based upon the actual achievement of the applicable performance criteria.

If the executive officer’s employment is terminated for cause, the executive officer will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination (including any equity-based compensation that has vested).

If the executive officer’s employment is terminated during the term of the employment agreement as a result of incapacity, the executive officer will be entitled to receive (i) 50% of the executive officer’s base salary for the shorter of the remainder of the employment agreement term or two years, (ii) any additional compensation (including equity-based compensation) that is vested on the date of termination, (iii) any other accrued benefits and (iv) continued medical, dental, life insurance and certain other benefits for 12 months following termination of employment. In addition, the executive officer will be entitled to retain all grants of equity-based compensation (whether or not vested) made to the executive officer prior to the date of the termination of employment. After termination of employment, the exercisability or settlement of equity awards subject to the grants will be determined promptly (or, in the case of grants having performance-based vesting criteria, after the end of the performance period specified in each grant as if the executive had continued to remain employed throughout the performance period). The executive officer will be entitled to receive or exercise a percentage of each award determined based on the length of time he or she was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals), and the executive officer will receive credit for the shorter of (A) an additional year of service or (B) 50% of the remaining term of the agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

If the executive officer’s employment terminates during the term of the employment agreement as a result of death, the executive officer’s estate or beneficiary will generally be entitled to receive 12 months of additional base salary and equity-based compensation determined as in the case of incapacity above.

Following the end of the term of Ms. Daly’s employment agreement (provided her employment has not already terminated), Ms. Daly’s agreement provides that she will be entitled to all equity-based compensation that has vested and, if she retires from the Company, her equity-based compensation that has not vested will become vested, provided that any such compensation will continue to be subject to the achievement of any applicable performance goals. All options and other similar awards will remain exercisable for the remaining original term of the grant. Ms. Daly will be considered to have retired from the Company if her employment with the Company terminates within 30 days following the end of the term of the employment agreement and, as of such date, she is 55 years old and the sum of her age and years of service with the Company is at least 70. Ms. Daly has satisfied this requirement. If Ms. Daly does not retire following the end of the term of her current employment agreement, her outstanding equity-based compensation awards will continue to vest during her continued employment in accordance with their terms and any new employment agreement between Ms. Daly and the Company. See “—Estimated Executive Benefits and Payments Upon Termination or Change in Control.” Mr. Coleman’s employment agreement contained provisions similar to those described in this paragraph.

Pursuant to the executive officers’ employment agreements, outstanding equity-based compensation will not accelerate vesting in connection with a change in control unless either (i) the successor company refuses to assume the executive’s awards or substitute equivalent awards or (ii) within the one-year period following the change in control, the executive’s employment is involuntarily terminated by the successor company without cause or the executive voluntarily terminates employment for good reason. In the event such equity-based compensation accelerates in connection with a change in control of the Company, any grants having performance-based vesting criteria will vest on the basis that any target goals rather than premium goals have been achieved.

We have agreed to indemnify each executive officer to the fullest extent permitted by law, against any claims or losses arising in connection with such executive officer’s service to the Company or any affiliate.

In addition, Mr. Merchant, Mr. Francis, Mr. Zoradi and Mr. Coleman have each agreed to non-solicitation provisions in their respective agreements for one year following employment and Ms. Daly has agreed to non-solicitation provisions in her agreement for two years following employment and to non-competition provisions for one year following employment. Each executive officer has agreed to confidentiality provisions in his or her agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board of Directors has adopted a written related party transaction policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $100,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action. In reviewing any related party transaction, the Audit Committee will take into account any factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board of Directors or Audit Committee may refer the evaluation of any related party transaction to the Company’s independent directors (or a special committee comprised of independent directors). No director will participate in any discussion or approval of any transaction in which the director is an interested party. With the exception of the transactions described under “Fuhu Master License Agreement,” ”Vessel Content and Referral Agreements,” “Use of Private Aircraft,” “License Agreement with Entities Controlled by Steven Spielberg” and “Services from Entities Controlled by Steven Spielberg,” the related-party transactions discussed below were entered into before adoption of such written policy.

Fuhu Master License Agreement

DreamWorks Animation has entered into a Master License Agreement (the “Fuhu License Agreement”) with Fuhu, Inc. (“Fuhu”). The son of Lewis Coleman, the Company’s former Vice Chairman and director, served as the chief financial officer of Fuhu from April 2014 until October 2014. Under the Fuhu License Agreement, the Company has licensed certain of its content, including short films and characters from its feature animation films, for use by Fuhu in connection with sales of approved mobile tablet computers. During the term of the Fuhu License Agreement, the Company will receive royalty revenues based on the sales of devices which use or incorporate the Company’s licensed content. For the year ended December 31, 2014, the Company received $437,289 in revenues from Fuhu under the Fuhu License Agreement. The Fuhu License Agreement was originally executed prior to Mr. Coleman’s son joining Fuhu. The agreement was subsequently ratified by the Audit Committee.

Vessel Content and Referral Agreements

Vessel, a start-up subscription Internet video service of which Jason Kilar is the chief executive officer and a significant stockholder, has entered into (and is expected to continue to enter into) content and referral agreements with clients of AwesomenessTV (“ATV”), one of the Company’s majority owned subsidiaries. The agreements in effect as of the date of this Proxy Statement provide for minimum payments of approximately $2.6 million during the next three years to AwesomenessTV clients, with additional payments depending on applicable advertising and subscription revenues. An aggregate of $349,040 was paid by Vessel in 2014 with respect to these agreements and an aggregate of $297,250 has been paid in 2015 as of the date of this Proxy Statement, Although AwesomenessTV is not a party to these agreements, it will receive a percentage of the amounts paid to its clients under the terms of its arrangements with its individual clients. The agreements between Vessel and ATV’s clients were not approved by the Audit Committee prior to being executed, although the Company intends to submit them for ratification at the Audit Committee’s next quarterly meeting.

Use of Private Aircraft

From time to time, the Company uses private aircraft which are owned partially or completely by certain of our executive officers and significant stockholders. We make payments to these individuals (or entities controlled by them) for the cost of using private aircraft while traveling on Company business.

In October 2008, the Company entered into a time sharing agreement for use of an aircraft that is owned indirectly by Steven Spielberg. Under this agreement, if one of the Company’s executives uses the aircraft for Company business, the Company pays an hourly rate equal to two times the fuel cost, plus certain enumerated expenses such as landing fees, crew travel costs and catering. Beginning in 2010, the aircraft is permitted to operate as a standard charter service. As a result, the Company’s use of this aircraft is now generally pursuant to a customary charter arrangement, under which the Company pays an hourly rate as well as certain additional charges, such as crew expenses, catering and landing fees. The Company paid $1,043,921 to use this aircraft for flights occurring during 2014.

License Agreement with Entities Controlled by Steven Spielberg

In August 2009, the Company entered into a License Agreement (the “Spielberg License Agreement”) with a number of entities owned and controlled by Steven Spielberg. Under the Spielberg License Agreement, the Company has granted the entities the exclusive right to use the DreamWorks name and trademark in connection with live-action films and television intended for adult audiences and a nonexclusive right for live-action films intended for family audiences. The Spielberg License Agreement has a term of the earlier of six years or 30 films produced by the entities, although the Company is permitted to terminate the agreement at any time after four years. As part of the Spielberg License Agreement, Mr. Spielberg has agreed that any feature animation projects developed by him will be exclusively offered under the DreamWorks Animation name. The license has been granted on a royalty-free basis to the entities. Among other provisions, the Spielberg License Agreement contains restrictions on the release of films by these entities using the DreamWorks name on the same date as, or near, the release of a DreamWorks Animation film. In August 2010, the Spielberg License Agreement was amended to, among other things, approve one of the entities as a sublicensee under the Spielberg License Agreement in connection with the production, distribution and other exploitation of certain television motion pictures. In December 2011, the Spielberg License Agreement was further amended to, among other things, incorporate a mechanism pursuant to which the Company has the right, but not the obligation, to approve certain exceptions to the limited permitted uses of the Company’s licensed trademarks, service marks and trade names pursuant to the Spielberg License Agreement. In December 2014, the Spielberg License Agreement was further amended to, among other things, extend its term and provide for the amendment of a sublicense agreement between two entities controlled by Mr. Spielberg’s for rights granted to them by the Spielberg License Agreement to reflect the extended term.

Services from Entities Controlled by Steven Spielberg

During 2014, the Company received casting and other services from entities controlled by Steven Spielberg. The Company paid approximately $352,411 for the services provided during 2014.

Separation Agreement Between DreamWorks Studios and DreamWorks Animation

Prior to October 27, 2004 (the “Separation Date”), we operated as a business division of DreamWorks LLC (“DreamWorks Studios”). On the Separation Date, we entered into a separation agreement (the “Separation Agreement”) for the purpose of establishing DreamWorks Animation as a separate stand-alone entity (the “Separation”). We also entered into a number of other agreements with DreamWorks Studios establishing the terms of our relationships with DreamWorks Studios.

In January 2006, in connection with the acquisition of DreamWorks Studios by Viacom Inc. and certain of its affiliates (“Viacom”) (including Paramount Pictures and its affiliated entities (“Paramount”)), certain agreements and relationships between DreamWorks Animation and DreamWorks Studios were amended, modified or terminated. In general, these amendments, modifications or terminations were effective for periods beginning after January 31, 2006. Where applicable, such changes are noted in the following related-party transaction descriptions.

The Separation Agreement sets forth the agreements among DreamWorks Animation, DreamWorks Studios and DreamWorks Animation L.L.C. regarding the principal transactions required to effect the Separation and other agreements governing DreamWorks Animation’s relationship with DreamWorks Studios.

The Separation.    To effect the Separation, DW Funding, a wholly owned subsidiary of DreamWorks Studios that was formed for the express purpose of purchasing assets used in connection with its securitization facility, transferred to DreamWorks Studios its animation film library and related film assets, free from any encumbrances in connection with the DW Funding film securitization facility. Following such transfer, DreamWorks Studios transferred to DreamWorks Animation L.L.C., among other things:

•	its animated theatrical films and direct-to-video films (excluding any animated films released or intended for release under the Go Fish Pictures logo);

•	all intellectual property relating to the animated films;

•	all contracts, leases, other documents and other assets primarily relating to the animated films; and

•	its 99% interest in DreamWorks Post-Production LLC, an indirect, wholly owned subsidiary of DreamWorks Studios, formed to establish and maintain certain union affiliations.

In return for such transfer, DreamWorks Animation L.L.C. assumed all liabilities primarily related to the animation business, whether arising before, on or after October 27, 2004, as well certain other indebtedness.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

Releases and Indemnification.    The Separation Agreement provides for a full and complete release and discharge of all liabilities between DreamWorks Studios and DreamWorks Animation, and its respective subsidiaries, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such entities on or before the consummation of DreamWorks Animation’s October 2004 initial public offering.

DreamWorks Animation also agreed to indemnify, hold harmless and defend DreamWorks Studios, its members, each of their respective affiliates and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•

DreamWorks Animation’s failure or the failure of any of its affiliates (other than DreamWorks Studios or any of its members) or any other person or entity to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their respective terms;

•	any material breach by DreamWorks Animation or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or the prospectus relating to the IPO or necessary to make the statements in the registration statement or the prospectus relating to the IPO not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document DreamWorks Animation filed with the SEC or otherwise used in connection with the IPO, except for any information exclusively related to DreamWorks Studios supplied in writing by DreamWorks Studios.

DreamWorks Studios agreed to indemnify, hold harmless and defend DreamWorks Animation, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of DreamWorks Studios or any affiliate of DreamWorks Studios or any other person or entity to pay, perform or otherwise promptly discharge any excluded liabilities; and

•	any material breach by DreamWorks Studios or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Vulcan Stockholder Agreement

DreamWorks Animation has entered into a stockholder agreement with DWA Escrow LLLP (“Holdco”), M&J K B Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), M&J K Dream Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P. (a limited partnership controlled by David Geffen), DWI II, Jeffrey Katzenberg, David Geffen (who was formerly a director and significant stockholder) and Paul Allen (who was also formerly a director and significant stockholder). The Vulcan stockholder agreement covers matters of corporate governance, share transfer restrictions, conversion of Class B Stock and standstill arrangements.

Term

The Vulcan stockholder agreement will terminate upon the later of the conversion of all outstanding Class B Stock into Class A Stock and October 27, 2009. In addition, the Vulcan stockholder agreement provides that the Vulcan stockholder agreement will terminate with respect to Paul Allen and entities controlled by Paul Allen if Paul Allen and entities controlled by Paul Allen cease to beneficially own in the aggregate at least 5% of DreamWorks Animation’s outstanding Common Stock. The Company was previously informed that Paul Allen and entities controlled by him ceased to own any shares of DreamWorks Animation Stock prior to December 31, 2008. In October 2012, David Geffen and entities controlled by him voluntarily converted all of the shares of Class B Stock that they then held into an equivalent number of shares of Class A Stock. As a result, the rights and obligations of the Vulcan stockholder agreement (including those described below) terminated with respect to Mr. Geffen and such entities as of the time of such conversion.

Corporate Governance

The Vulcan stockholder agreement provides that the Board of Directors shall consist of a number of directors determined in accordance with DreamWorks Animation’s restated certificate of incorporation and shall be composed of:

•	DreamWorks Animation’s Chief Executive Officer;

•

one individual designated by Jeffrey Katzenberg or entities controlled by him, for so long as he controls an entity that holds Class B Stock (while Jeffrey Katzenberg is DreamWorks Animation’s Chief Executive Officer, he is deemed to be such designee);

•	one individual designated by David Geffen, for so long as he controls an entity that holds Class B Stock; and

•

such number of individuals selected by the Nominating and Governance Committee (or as described in the following paragraph) as will bring the total number of directors to the number of directors that constitute the “entire Board” (as defined in DreamWorks Animation’s restated certificate of incorporation).

If entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg or David Geffen so direct, then other entities controlled by Jeffrey Katzenberg and David Geffen will vote all of their Common Stock to remove any director. In the event of any vacancy in the office of director as a result of such a vote, such stockholders will vote all of their Common Stock for the filling of such vacancy as entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of Common

Stock representing a majority of the total voting power of the Common Stock held of record by entities controlled by Jeffrey Katzenberg and David Geffen so direct (but in accordance with the board composition requirements set forth above).

Agreement to Convert

The Vulcan stockholder agreement provides that from and after the first date on which the total number of outstanding shares of Class B Stock is less than 50% of the number of shares of Class B Stock outstanding immediately after the final allocation of shares by Holdco (excluding conversions of shares of Class B Stock pledged to secure DreamWorks Studios’ revolving credit facility and excluding conversions by Holdco in connection with the final allocation of shares held by Holdco), if the Class B stockholder group controlled by Jeffrey Katzenberg or the Class B stockholder group controlled by David Geffen ceases to hold at least 50% of the number of shares of Class B Stock held by such group immediately after the final allocation of shares by Holdco, such Class B stockholder will be permitted to transfer its remaining shares of Class B Stock to any other Class B stockholder that continues to hold at least 50% of the number of shares of Class B Stock it held immediately after the final allocation of shares by Holdco, in accordance with the right of first offer procedures described below under “—Class B Stockholder Agreement—Restrictions on Transfer and Conversion—Right of First Offer.” Following compliance with the right of first offer procedures, such Class B stockholder will immediately convert all of its remaining shares of Class B Stock into Class A Stock.

Class B Stockholder Agreement

Holdco, M&J K B Limited Partnership, M&J K Dream Limited Partnership, certain of Jeffrey Katzenberg’s estate-planning vehicles, DG-DW, L.P., Jeffrey Katzenberg and David Geffen have entered into a stockholder agreement. The Class B stockholder agreement covers restrictions on transfer and conversion of Class B Stock, as described below.

Term

The Class B stockholder agreement will terminate when all outstanding shares of Class B Stock have been converted to Class A Stock, and the rights and obligations of each party to the Class B stockholder agreement will terminate upon the date on which such party ceases to hold of record any shares of Class B Stock in accordance with the terms of the Class B stockholder agreement. In October 2012, David Geffen and entities controlled by him voluntarily converted all of the shares of Class B Stock that they then held into an equivalent number of shares of Class A Stock. As a result, the rights and obligations of the Class B stockholder agreement (including those described below) terminated with respect to Mr. Geffen and such entities as of the time of such conversion.

Restrictions on Transfer and Conversion

Generally, without the consent of the Class B stockholders controlled by Jeffrey Katzenberg and David Geffen, each party to the Class B stockholder agreement has agreed not to:

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transfer, other than pursuant to the right of first offer procedures (or special call right procedures, if applicable) described below, any shares of Class B Stock (or shares of Class A Stock into which such shares of Class B Stock have been converted) held of record by such party, other than:

•	certain de minimis transfers described below;

•	transfers upon foreclosure with respect to of any Common Stock pledged to secure DreamWorks Studios’ credit facility;

•	transfers by entities controlled by David Geffen of Class A Stock to a charitable foundation, a charity or a not-for-profit organization;

•	transfers to any other holder of Class B Stock that is controlled by Jeffrey Katzenberg or David Geffen;

•	transfers to either Jeffrey Katzenberg or David Geffen;

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transfers by entities controlled by Jeffrey Katzenberg and David Geffen to other entities controlled by the relevant principal, including estate-planning vehicles, so long as the transferee becomes a party to the Class B stockholder agreement and the Vulcan stockholder agreement;

•

transfers pursuant to an agreement providing for a merger, consolidation, share exchange, tender offer or similar transaction involving DreamWorks Animation or any of its subsidiaries which is recommended by the Board of Directors at the time it is entered into, which is available to all holders of DreamWorks Animation’s Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock;

•	the pledge of Common Stock to the lenders under DreamWorks Studios’ revolving credit facility; and

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transfers pursuant to a bona fide third-party tender offer or exchange offer which is recommended by the Board of Directors or publicly endorsed by each of Jeffrey Katzenberg or David Geffen (to the extent he controls a holder of Class B Stock at such time), which is made to all holders of Common Stock and in which equivalent consideration (as defined in DreamWorks Animation’s restated certificate of incorporation) is offered in respect of each share of Common Stock; or

•	convert any shares of Class B Stock beneficially owned by such party into shares of Class A Stock (other than in connection with the exceptions described above).

In addition, entities controlled by David Geffen have agreed for so long as Jeffrey Katzenberg is the chief executive officer not to convert any shares of Class B Stock or transfer any Common Stock without the consent of Jeffrey Katzenberg if such conversion or transfer would result in the total voting power of Jeffrey Katzenberg, David Geffen and entities controlled by them falling below 51% (disregarding any transfers by entities controlled by Jeffrey Katzenberg prior to such time). Notwithstanding the foregoing, upon any permitted conversion or transfer of Common Stock by entities controlled by Jeffrey Katzenberg, entities controlled by David Geffen may convert or transfer Common Stock representing up to the same percentage of total voting power as had been converted or transferred by the Katzenberg entities prior to such time.

De Minimis Transfers. Each party to the Class B stockholder agreement is entitled to make one or more transfers of less than 5,000 shares of Class A Stock; provided that with respect to any party, the aggregate number of shares of Class A Stock transferred pursuant to such “de minimis transfers” during any three-month period may not exceed 25,000.

Right of First Offer. Generally, any transfer or conversion of Class B Stock, other than the permitted transfers described above under “—Restrictions on Transfer and Conversion” and other than certain involuntary conversions of Class B Stock under DreamWorks Animation’s restated certificate of incorporation that are subject to the special call rights described below, is subject to a right of first offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen. Upon any such transfer, the transferring party must make an irrevocable offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen (if not the transferring party) to sell all (but not less than all) of the Common Stock to be transferred at the price set by the transferring stockholder in the case of a proposed private placement, or the current market value, in all other cases. If the Class B stockholders controlled by Jeffrey Katzenberg or David Geffen do not respond to the offer notice within the required response time period or elect not to purchase the offered Class B Stock, the transferring stockholder is free to transfer the offered Class B Stock in the form of Class A Stock or to convert the Class B Stock, as applicable.

Special Call Right. Any conversion of Class B Stock into Class A Stock under DreamWorks Animation’s restated certificate of incorporation as a result of the death of Jeffrey Katzenberg or David Geffen or a judgment of a governmental entity or other involuntary action which results in Jeffrey Katzenberg or David Geffen (as applicable) ceasing to control the relevant holder of Class B Stock (including any such conversion of Class B Stock held by Holdco that the applicable principal would have been entitled to receive pursuant to the Holdco partnership agreement) is subject to a special call right of the remaining holders of Class B Stock that are controlled by the other principal. Following any such involuntary conversion, such remaining holders of Class B Stock will have five days to exercise their right to purchase all or a portion of such shares of Class A Stock at the current market price. If such remaining holders of Class B Stock exercise their special call right, the purchased shares of Class A Stock will automatically convert back into shares of Class B Stock upon their transfer (within a specified period) to such remaining holders of Class B Stock.

Registration Rights Agreement

DreamWorks Animation and certain entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen have entered into a registration rights agreement. The registration rights agreement covers the Company’s registration obligations with respect to Class A Stock, as described below.

Demand Registration Rights.    The registration rights agreement provides that DreamWorks Animation can be required to effect registrations of Class A Stock upon the request of entities controlled by Steven Spielberg, Jeffrey Katzenberg or David Geffen.

DreamWorks Animation is required to pay the registration expenses in connection with each demand registration. DreamWorks Animation may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if it has effected a registration within the preceding six months. If DreamWorks Animation furnishes to the stockholder requesting a demand registration a board resolution stating that in the good-faith judgment of the Board of Directors it would be significantly disadvantageous to DreamWorks Animation for a registration statement to be filed or maintained effective, DreamWorks Animation is entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days.

If a majority of the joint-lead bookrunning underwriters in a demand registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the demand registration is given to the holder requesting the demand registration, then pro rata to other parties to the registration rights agreement who have requested to have their securities included in the registration and then to securities requested by DreamWorks Animation to be included in the registration. Notwithstanding the foregoing, all securities of the requesting holder will be included in the applicable demand registration.

Piggyback Registration Rights.    In addition to its obligations with respect to demand registrations, if DreamWorks Animation proposes to register any of its securities, other than a registration (1) on Form S-8 or S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by DreamWorks Animation of another entity or (4) pursuant to a demand registration, DreamWorks Animation will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by DreamWorks Animation. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise DreamWorks Animation that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to DreamWorks Animation and then pro rata to the piggybacking holders.

Holdback Agreements.    If any registration of Class A Stock is in connection with an underwritten public offering, each holder of unregistered Class A Stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A Stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). DreamWorks Animation will enter into a similar agreement, except that it will be permitted to effect a sale or distribution of Class A Stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

Tax Receivable Agreement

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of DreamWorks Animation’s tangible and intangible assets (the “Tax Basis Increase”). The Tax Basis Increase is expected to reduce the amount of tax that the Company may pay in the future to the extent we generate taxable income in sufficient amounts in the future. We are obligated to remit to Paul Allen’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits, subject to repayment if it is determined that these savings should not have been available to the Company. At the time of the Separation, the Tax Basis Increase was $1.61 billion, resulting in a potential tax benefit to the Company of approximately $595.0 million, that is expected to be realized over 15 years if we generate sufficient taxable income.

The Company was not required to make any cash payments in 2014 to the stockholder’s affiliate related to tax benefits realized in 2014 from the Tax Basis Increase. As of December 31, 2014, the Company has recorded a liability to the stockholder’s affiliate of $10.5 million. As of the date of this Proxy Statement, the Company has paid $8.3 million of such liability and the remainder will become payable over the next several years. This liability may increase in the future to the extent that new deferred tax assets result in realized tax benefits that are subject to the tax receivable agreement or if we release the valuation allowance recorded during 2014. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, DreamWorks Animation expects that, as a result of the size of the increase in the tax basis in its tangible and intangible assets, during the approximately 15-year average amortization period (which in certain circumstances could extend beyond such 15-year period) for such increased basis, the payments that may be made to an entity controlled by Paul Allen could be substantial.

Share Withholding Arrangement

In connection with the Separation, DreamWorks Animation converted equity-based awards in DreamWorks Studios held by its and DreamWorks Studios’ employees into equity-based awards in Class A Stock, including options, restricted stock and restricted stock units. DreamWorks Studios’ employees incur tax obligations when they exercise or settle their equity-based awards and receive shares of Class A Stock. Pursuant to the Separation Agreement, DreamWorks Studios is responsible for withholding taxes from its employees and remitting the withheld taxes to the government. Such employees can elect to pay the tax due or request DreamWorks Animation to withhold a number of shares equal to the tax owed, with the withheld shares remaining as treasury stock. On March 23, 2005, DreamWorks Animation and DreamWorks Studios entered into an agreement whereby DreamWorks Animation has agreed to pay to DreamWorks Studios an amount of cash equal to its employees’ tax withholding obligations with respect to the exercise or settlement of equity-based awards by DreamWorks Studios employees who elect to have shares withheld by DreamWorks Animation to satisfy their tax obligations.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by DreamWorks Animation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving DreamWorks Animation’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by DreamWorks Animation’s independent registered public accountants and reviewing their reports regarding DreamWorks Animation’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. DreamWorks Animation’s management is responsible for preparing DreamWorks Animation’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by DreamWorks Animation’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the independent registered public accountants for the year ended December 31, 2014. Management represented to the Audit Committee that DreamWorks Animation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Auditing Standard (AS) No. 16: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the accountant’s communications with the Audit Committee concerning independence, and has discussed with such accountants their independence. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with DreamWorks Animation’s independent registered public accountants, with and without management present, their evaluations of DreamWorks Animation’s internal accounting controls and the overall quality of DreamWorks Animation’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

Michael Montgomery, Chairman

Harry “Skip” Brittenham

Jason Kilar

OTHER MATTERS

DreamWorks Animation knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in their discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

THE BOARD OF DIRECTORS

Glendale, California

April 15, 2015

DreamWorks Animation’s Annual Report on Form 10-K for the year ended December 31, 2014 is being mailed with this Proxy Statement. DreamWorks Animation will provide copies of the Annual Report on Form 10-K and, for a reasonable fee per page, all exhibits to the Annual Report on Form 10-K to any stockholder requesting them. Stockholders may make such request in writing to DreamWorks Animation at 1000 Flower Street, Glendale, California 91201, Attention: Corporate Secretary. The request must include a representation by the stockholder that, as of April 1, 2015, the stockholder was entitled to vote at the Annual Meeting.

The form of proxy card on the following page will be distributed to all holders of record (as of the record date) of the Company’s Class A Common Stock and Class B Common Stock, voting together as a single class, with respect to (i) the election of seven directors to serve for the ensuing year or until their successors are duly elected and qualified; (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and (iii) the advisory vote to approve named executive officer compensation.

DREAMWORKS ANIMATION SKG, IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2015. Vote by Internet • Go to www.envisionreports.com/DWA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an as shown in X this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends that you vote for all nominees and “FOR” Proposal Numbers 2 and 3. 1. Election of Directors: For Withhold 01 - Jeffrey Katzenberg 04 - Lucian Grainge 07 - Michael Montgomery For Withhold 02 - Harry Brittenham 05 - Mellody Hobson For Withhold 03 - Thomas E. Freston 06 - Jason Kilar For Against Abstain 2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. For Against Abstain 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 02277A

DREAMWORKS ANIMATION SKG, Important notice regarding the Internet availability of proxy materials for the DreamWorks Animation SKG, Inc. 2015 Annual Meeting of Stockholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at: http://www.envisionreports.com/DWA IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — DREAMWORKS ANIMATION SKG, INC. Annual Meeting of Stockholders – May 26, 2015 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Jeffrey Katzenberg and Andrew Chang, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of DreamWorks Animation SKG, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held May 26, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3. (Continued and to be marked, dated and signed, on the other side)